 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 22, 1994

                             POST EFFECTIVE AMENDMENT NO. 2 (NO. 33-57034)

         PRE-EFFECTIVE AMENDMENT NO. 1 REGISTRATION STATEMENT NO. 33-54049

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                --------------
                                 AMENDMENT TO
                                   FORM S-3
                          REGISTRATION STATEMENT AND
                           POST-EFFECTIVE AMENDMENTS
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                --------------
        CORESTATES CAPITAL CORP               CORESTATES FINANCIAL CORP
          (EXACT NAMES OF REGISTRANTS AS SPECIFIED IN THEIR CHARTERS)
             PENNSYLVANIA                           PENNSYLVANIA
    (STATE OR OTHER JURISDICTION OF        (STATE OR OTHER JURISDICTION OF
    INCORPORATION OR ORGANIZATION)         INCORPORATION OR ORGANIZATION)
              23-1946384                             23-1899716
 (I.R.S. EMPLOYER IDENTIFICATION NO.)   (I.R.S. EMPLOYER IDENTIFICATION NO.)
          CENTRE SQUARE WEST                     CENTRE SQUARE WEST
          1500 MARKET STREET                     1500 MARKET STREET
   PHILADELPHIA, PENNSYLVANIA 19101       PHILADELPHIA, PENNSYLVANIA 19101
             215-973-3986                           215-973-3986
   (ADDRESS INCLUDING ZIP CODE, AND       (ADDRESS INCLUDING ZIP CODE, AND
   TELEPHONE NUMBER, INCLUDING AREA       TELEPHONE NUMBER, INCLUDING AREA
    CODE, OF REGISTRANT'S PRINCIPAL        CODE, OF REGISTRANT'S PRINCIPAL
           EXECUTIVE OFFICE)                      EXECUTIVE OFFICE)
                             DAVID T. WALKER, ESQ.
                             DEPUTY CHIEF COUNSEL
                           CORESTATES FINANCIAL CORP
                          BROAD AND CHESTNUT STREETS
                            PHILADELPHIA, PA 19107
                                (215) 973-5680
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                   COPY TO:
                           NORMAN D. SLONAKER, ESQ.
                                 BROWN & WOOD
                            ONE WORLD TRADE CENTER
                           NEW YORK, NEW YORK 10048
                                --------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At such time after the effective date of this Registration Statement as the registrants shall determine.
                                --------------
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X].
                        CALCULATION OF REGISTRATION FEE
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 TITLE OF EACH CLASS OF                     PROPOSED    PROPOSED MAXIMUM     AMOUNT OF
    SECURITIES TO BE       AMOUNT TO BE  OFFERING PRICE     AGGREGATE       REGISTRATION
     REGISTERED(1)         REGISTERED(2)  PER SECURITY   OFFERING PRICE         FEE
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Debt Securities and War-
 rants of CoreStates
 Capital Corp..........
Guarantees constituting
 guarantees of the Debt
 Securities of
 CoreStates Capital Corp
 by CoreStates Financial
 Corp(3)...............
Preferred Stock(6).....   $1,000,000,000    100%(4)      $1,000,000,000(3)  $335,359(5)
Depositary
 Shares(3)(7)..........
Common Stock(3)(8)(10).
Capital Securi-
 ties(3)(9)............

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(1) This Registration Statement also covers contracts which may be issued by the Registrant under which the counterparty may be required to purchase
    Debt Securities, Preferred Stock or Depositary Shares. Such contracts would be issued with the Debt Securities, Preferred Stock, Depositary
    Shares and/or Securities Warrants. In addition, any other securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(2) Or, if any Debt Securities are issued at an Original Issue Discount, such greater amount as shall result. Any offering of Debt Securities and Guarantees denominated other than in U.S. dollars will be treated as the equivalent in U.S. dollars based on the official exchange rate applicable to the purchase of Debt Securities and Guarantees from the Registrants.
(3) Estimated solely for the purpose of calculating the registration fee. The aggregate public offering price of Securities sold will not exceed $1,000,000,000.
(4) No additional consideration will be received for the Guarantees, the Depositary Shares, the Common Stock or the Capital Securities.

(5) Includes an aggregate of $27,465,000 registered and not sold on Form S-3 Registration Statement No. 33-57034 under the Securities Act of 1933 effective March 10, 1993. This amount is included in the amount to be registered and proposed maximum aggregate offering price, but excluded for purposes of calculation of the amount of the registration fee. Until such time as this registration statement is declared effective, any offering of securities under Registration Statement No. 33-57034 shall not exceed the aggregate offering price of $27,465,000. The registration fee is calculated pursuant to Rule 457(o) of Regulation C under the Securities Act of 1933.
(6) Such indeterminate number of shares of Preferred Stock of CoreStates Financial Corp as may from time to time be issued at indeterminable prices, but with an aggregate initial offering price not to exceed $1,000,000,000, plus such indeterminate number of shares of Preferred Stock as may be issued in exchange for, or upon conversion of, other Preferred Stock registered hereunder for which no separate consideration will be received.
(7) Such indeterminate number of Depositary Shares as may be issued in the event CoreStates Financial Corp elects to offer fractional interests in shares of Preferred Stock registered hereunder.
(8) Such indeterminate number of shares of Common Stock of CoreStates Financial Corp as may be issued from time to time at indeterminable prices plus such indeterminate number of shares of Common Stock as may be issued upon conversion of Preferred Stock registered hereunder.
(9) Such indeterminate amount of Capital Securities of CoreStates Financial Corp may be issued upon exchange for Subordinated Debt Securities or conversion of the Preferred Stock issued hereunder.
(10) This Registration Statement also relates to an indeterminate number of shares of common stock that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with Rule 416.

  PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUSES INCLUDED IN THIS REGISTRATION STATEMENT ARE COMBINED PROSPECTUSES AND RELATE
TO THIS REGISTRATION STATEMENT, WHICH IS A NEW REGISTRATION STATEMENT, AND REGISTRATION STATEMENT NO. 33-57034 (EFFECTIVE MARCH 10, 1993). EACH SUCH POST-EFFECTIVE AMENDMENT SHALL HEREAFTER BECOME EFFECTIVE CONCURRENTLY WITH
THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT IN ACCORDANCE WITH SECTION
8(C) OF THE SECURITIES ACT OF 1933.
                                --------------
  THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

 SUBJECT TO COMPLETION PRELIMINARY PROSPECTUS SUPPLEMENT DATED AUGUST 22, 1994


(TO PROSPECTUS DATED AUGUST  , 1994)
                                 $1,000,000,000
                      [LOGO OF CORESTATES APPEARS HERE]
                            CORESTATES CAPITAL CORP
             SENIOR/SUBORDINATED MEDIUM-TERM NOTES DUE NINE MONTHS
                           OR MORE FROM DATE OF ISSUE
        UNCONDITIONALLY GUARANTEED AS TO PAYMENT OF PRINCIPAL, PREMIUM,
                            IF ANY, AND INTEREST BY
                           CORESTATES FINANCIAL CORP
                                  -----------
  CoreStates Capital Corp, a Pennsylvania corporation (the "Issuer"), may offer from time to time up to $1,000,000,000 aggregate initial offering price of its Senior Medium-Term Notes (the "Senior Notes") and Subordinated Medium-Term
Notes (the "Subordinated Notes" and, together with the Senior Notes, the
"Notes"). The Senior Notes will be unconditionally guaranteed as to payment of principal, premium, if any, and interest (the "Senior Guarantees") by
CoreStates Financial Corp (the "Guarantor"). The Subordinated Notes will be unconditionally guaranteed, on a subordinated basis, as to payment of principal, premium, if any, and interest (the "Subordinated Guarantees" and, together with the Senior Guarantees, the "Guarantees") by the Guarantor. Each
Note will mature nine months or more from its date of issue, as selected by the purchaser and agreed to by the Issuer. Unless otherwise indicated in the applicable Pricing Supplement to this Prospectus Supplement, (a "Pricing Supplement"), a Note may not be redeemed at the option of the Issuer or be repaid at the option of the registered holder thereof prior to maturity and will be issued in denominations of $1,000 and integral multiples thereof.
  The interest rate, if any, or interest rate formula on each Note will be established by the Issuer at the time of issuance of such Note and will be set forth therein and specified in a Pricing Supplement. Interest rates and interest rate formulae are subject to change by the Issuer, but no change will affect any Note already issued or as to which an offer to purchase has been accepted by the Issuer. Unless otherwise indicated in the applicable Pricing Supplement, the Notes will bear interest at a fixed rate ("Fixed Rate Notes")
or at floating rates ("Floating Rate Notes") determined by reference to the Certificate of Deposit Rate, Commercial Paper Rate, CMT Rate, Federal Funds
Rate, LIBOR, Prime Rate, Eleventh District Cost of Funds Rate, Treasury Rate or any other interest rate basis or formula as may be set forth in the applicable Pricing Supplement, as adjusted by any Spread and/or Spread Multiplier applicable to such Notes. See "Description of Notes" in this Prospectus
Supplement and "Description of Debt Securities" in the accompanying Prospectus. Interest on Fixed Rate Notes will accrue from their date of issue and, unless otherwise provided in the applicable Pricing Supplement, will be payable semi-annually on each March 15 and September 15 and at maturity or upon earlier redemption or repayment, as the case may be. Interest on Floating Rate Notes will accrue from their date of issue and will be payable on the dates indicated therein and in the applicable Pricing Supplement and at maturity or upon earlier redemption or repayment, as the case may be.
  The Notes will be issued in fully registered certificated or book-entry form. Ownership interests in Notes in book-entry form will be shown on, and transfers thereof will be effected only through, records maintained by The Depository
Trust Company, as Depositary, and its participants. Owners of beneficial interests in Notes issued in book-entry form will be entitled to physical delivery of Notes in certificated form equal in principal amount to their respective beneficial interests only under the limited circumstances described herein. See "Description of Notes--Book-Entry Notes" in this Prospectus Supplement.
  THE SECURITIES BEING OFFERED WILL BE UNSECURED OBLIGATIONS OF THE ISSUER AND WILL NOT BE SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SUBSIDIARY OF THE ISSUER AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.
                                  -----------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS, THIS PROSPECTUS SUPPLEMENT
OR ANY SUPPLEMENT HERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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                       PRICE TO       UNDERWRITERS' DISCOUNTS     PROCEEDS TO
                       PUBLIC(1)         OR COMMISSIONS(2)        ISSUER(2)(3)
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Per Note........         100%               .125%-.750%         99.875%-99.250%
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                                           $1,250,000--          $998,750,000--
Total(4)........    $1,000,000,000          $7,500,000            $992,500,000

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(1) Unless otherwise specified in the applicable Pricing Supplement, each Note will be issued at 100% of its principal amount.
(2) The Issuer will pay a commission to Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, CS First Boston Corporation, Goldman, Sachs & Co., Lehman Brothers, Lehman Brothers Inc., J.P. Morgan Securities Inc. or Smith Barney Inc. (each, an "Agent" and collectively, the
    "Agents"), in the form of a discount, ranging from .125% to .750% (or, in the case of Notes with a stated maturity in excess of 30 years, such commission as shall be agreed upon between the Issuer and the applicable
    Agent at the time of sale), depending upon the maturity of the principal amount of any Note sold through such Agent. The Issuer may also sell Notes to an Agent as principal. Unless otherwise indicated in the applicable
    Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity, and may be resold by such Agent to investors and other purchasers at prevailing market prices at the time or times of resale to be determined by such Agent or, if so agreed, on a fixed public offering price basis. The Issuer and the Guarantor have agreed, jointly and severally, to indemnify the Agents against and to make contributions relating to certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(3) Before deducting expenses payable by the Issuer estimated at $605,359.
(4) Or the equivalent thereof in foreign currencies or foreign currency units.
                                  -----------
  The Notes are being offered on a continuous basis by the Issuer through the Agents, each of which has agreed to use its reasonable best efforts to solicit offers to purchase the Notes. The Notes may also be sold to an Agent, as principal, for resale to investors and other purchasers. The Issuer may also sell Notes directly to investors on its own behalf in those jurisdictions where it is authorized to do so. The Issuer has reserved the right to appoint from time to time additional agents as named in the appropriate pricing supplement.
The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. The Issuer reserves the right to withdraw, cancel or modify the offer made hereby without notice and may reject any offer in whole or in part. The Agents may reject, in their discretion reasonably exercised, any proposed purchase of Notes in whole or in part. See "Plan of Distribution" in this Prospectus Supplement.
                                  -----------
MERRILL LYNCH & CO.
       CS FIRST BOSTON
                GOLDMAN, SACHS & CO.
                           LEHMAN BROTHERS
                                     J.P. MORGAN SECURITIES INC.
                                                               SMITH BARNEY INC.
                                  -----------

        The date of this Prospectus Supplement is August   , 1994.

                              DESCRIPTION OF NOTES

  The following description encompasses all the material terms and provisions of the Notes offered hereby and supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities (as defined in the accompanying Prospectus) set forth under the heading "Description of Debt Securities" in the Prospectus, to which description reference is hereby made. The following description will apply to each Note unless otherwise specified in the applicable Pricing Supplement.

GENERAL

  The Notes are to be issued as one or more series of Debt Securities, and will be either Senior Debt Securities or Subordinated Debt Securities of the Issuer (each as defined in the accompanying Prospectus). At the date hereof, the maximum amount of Debt Securities authorized for issuance is $1,000,000,000. Whether an offering of Notes will constitute Senior Debt Securities ("Senior Notes") or Subordinated Debt Securities ("Subordinated Notes") will be set forth in a Pricing Supplement hereto. The Senior Notes will be issued under an Indenture between the Issuer, the Guarantor and NationsBank of Georgia, National Association, as senior trustee and successor to Wachovia Bank of Georgia, N.A. (formerly The First National Bank of Atlanta) (the "Senior Trustee"), dated as of December 1, 1990 (the "Senior Indenture"), and the Subordinated Notes will be issued under an Indenture between the Issuer, the Guarantor and Bank One Columbus, N.A. dated as of December 1, 1990, as amended by a First Supplemental Indenture dated as of March 1, 1993 and as further amended by a Second Supplemental Indenture dated as of August 1, 1994 (together the "Subordinated Indenture"), between the Issuer, the Guarantor, Bank One, Columbus, N.A. and Citibank, N.A., as subordinated trustee (the "Subordinated Trustee" and, together with the Senior Trustee, the "Trustees"). The Senior Indenture and the Subordinated Indenture are collectively referred to herein as "Indentures" and are more fully described in the accompanying Prospectus. The following summaries of certain provisions of the Indentures encompass all their material terms and provisions but are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures, including the definitions therein of certain terms. The terms and conditions set forth below will apply to each Note unless otherwise specified in the applicable Pricing Supplement.

  The Indentures do not limit the aggregate principal amount of Senior Debt Securities or Subordinated Debt Securities that may be issued thereunder and provide that such Debt Securities may be issued in one or more series up to the aggregate principal amount that may be authorized from time to time by the Issuer.

  All Senior Debt Securities, including the Senior Notes, will be unsecured obligations and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Issuer. At June 30, 1994, $1.7 billion of senior debt securities of the Issuer was outstanding. All outstanding senior debt securities were unsecured and ranked pari passu with all other unsecured and unsubordinated indebtedness of the Issuer.

  All Subordinated Debt Securities, including the Subordinated Notes, will be unsecured, subordinated and subject to Senior CoreStates Capital Indebtedness as set forth under "Certain Terms Relating to Subordinated Debt Securities" in the accompanying Prospectus. Prior to the execution of the First Supplemental Indenture, the Issuer issued indebtedness subordinated to a more narrowly defined category of senior indebtedness. At June 30, 1994, $250 million of such indebtedness was outstanding.

  The Indentures do not contain provisions which would provide protection to noteholders against a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations or similar restructurings. See "Description of Debt Securities--Restrictive Covenants" in the accompanying Prospectus.

  The Notes will be offered on a continuous basis and will mature on any day nine months or more from the date of issue, as selected by the purchaser and agreed to by the Issuer. Floating Rate Notes will mature on an Interest Payment Date (as hereinafter defined). Unless otherwise indicated in the Pricing Supplement, the Notes will bear interest at a fixed rate or at floating rates determined by reference to one or more of the Base Rates described below, which may be adjusted by a Spread and/or Spread Multiplier (as hereinafter defined) applicable to such Floating Rate Notes, until the principal thereof is paid or made available for payment.

  Unless otherwise indicated in an accompanying Prospectus Supplement, the Notes will be issued only in fully-registered certificated or book-entry form without coupons and, except as may otherwise be provided in the applicable Pricing Supplement, in denominations of $1,000 and integral multiples thereof. Notes issued in certificated form may be transferred or exchanged at the offices described in the immediately following paragraph. In the event Notes are issued in book-entry form through the facilities of The Depository Trust Company, New York, New York (the "Depository"), transfers or exchanges may be similarly effected through a participating member of the Depository. See "Description of Notes--Book-Entry Notes." No service charge will be made for any registration of transfer or exchange of Notes issued in certificated form, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

  Payments on Notes issued in book-entry form will be made to the Depository or its nominee in accordance with the arrangements then in effect between the applicable Trustee and the Depository. See "Description of Notes--Book-Entry Notes." In the case of Notes issued in certificated form, principal, premium, if any, and interest will be payable, the transfer of such Notes will be registrable, and such Notes will be exchangeable for Notes bearing identical terms and provisions at the office or agency of the Issuer in The City of New York designated for such purpose; provided, however, that payment of interest, other than interest payable on the stated maturity date (or on the date of redemption or repayment if a Note is redeemed or repaid prior to maturity) (such stated maturity date or date of redemption or repayment, as the case may be, being collectively referred to hereinafter as the "Maturity Date" with respect to the principal amount payable on such date) may be made at the option of the Issuer by check mailed to the address of the person in whose name the applicable Note is registered at the close of business on the relevant Regular Record Date (as hereinafter defined) as shown on the security register maintained by CoreStates Bank, N.A. as Security Registrar. Interest will be payable on each date specified in the Note on which an installment of interest is due and payable (each, an "Interest Payment Date") and on the Maturity Date. If the original issue date of a Note is between a Regular Record Date and an Interest Payment Date, the initial interest payment will be made on the Interest Payment Date following the next succeeding Regular Record Date to the registered holder on such next succeeding Regular Record Date. Notwithstanding the foregoing, a registered holder of $10,000,000 or more in aggregate principal amount of Notes issued in certificated form (whether having identical or different terms and provisions) shall be entitled to receive payments of interest by the transfer of immediately available funds to an account at a bank located in The City of New York (or other bank consented to by the Issuer) designated by such holder (provided that such bank has appropriate facilities therefor), but only if appropriate instructions have been received by CoreStates Bank, N.A. (the "Paying Agent") at its corporate trust office in the City of Philadelphia on or before the Regular Record Date immediately preceding the applicable Interest Payment Date.

  Interest payments will be in the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the original issue date if no interest has been paid with respect to such Note) to but excluding the Interest Payment Date or the Maturity Date, as the case may be (each, an "Interest Period").

  In the case of Notes issued in certificated form, payment of principal, premium, if any, and interest payable on the Maturity Date for each such Note will be paid on such date in immediately available funds against presentation of the Note in The City of New York at the office or agency of the Issuer designated for such purpose. Interest payable on the Maturity Date will be payable to the person to whom the principal of the Note shall be paid.

  All references herein to registered holders will be, with respect to Book-Entry Notes, to the Depository or its nominees. See "Description of Notes-- Book-Entry Notes."

  Interest rates offered by the Issuer with respect to the Notes may differ depending upon the aggregate principal amount of Notes purchased in any transaction, and, the Issuer expects generally to distinguish, with respect to such offered rates, between purchases which are for less than, and purchases which are equal to or greater than, $200,000.

REDEMPTION

  If set forth in the applicable Pricing Supplement, the Notes will be subject to redemption by the Issuer on and after the initial redemption date fixed at the time of sale (the "Initial Redemption Date"). If no Initial

Redemption Date is indicated with respect to a Note, such Note will not be redeemable prior to the stated maturity date. On and after the Initial Redemption Date with respect to any Note, such Note will be redeemable in whole or in part in increments of $1,000 at the option of the Issuer at a redemption price (the "Redemption Price") determined in accordance with the following paragraph, together with interest thereon payable to the date of redemption, on notice given no more than 60 nor less than 30 days prior to the date of redemption.

  The Redemption Price for each Note subject to redemption will initially be equal to a certain percentage (the "Initial Redemption Percentage") of the principal amount of such Note to be redeemed and will decline at each anniversary of the Initial Redemption Date with respect to such Note by a percentage (the "Annual Redemption Percentage Reduction") of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount. The Initial Redemption Percentage and any Annual Redemption Percentage Reduction with respect to each Note subject to redemption prior to the stated maturity date will be fixed at the time of sale and set forth in the applicable Pricing Supplement and in the applicable Note.

REPAYMENT

  If set forth in the applicable Pricing Supplement, the Notes will be subject to repayment at the option of the registered holders thereof in accordance with the terms of the Notes on their respective optional repayment dates fixed at the time of sale (each, an "Optional Repayment Date"). If no Optional Repayment Date is indicated with respect to a Note, such Note will not be repayable at the option of the registered holder thereof prior to the stated maturity date. On any Optional Repayment Date with respect to any Note, such Note will be repayable in whole or in part in increments of $1,000 at the option of such registered holder at a price equal to 100% of the principal amount to be repaid, together with interest thereon payable to the date of repayment, on notice given not more than 60 nor less than 30 days prior to the Optional Repayment Date.

FIXED RATE NOTES

  Each Fixed Rate Note will bear interest from the date of issue at the rate per annum stated on the face thereof until the principal amount thereof is paid or duly made available for payment. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be payable semi-annually on each March 15 and September 15 (each, an "Interest Payment Date") and on the Maturity Date. The "Regular Record Date" for Fixed Rate Notes will be the March 1 or September 1 immediately preceding an Interest Payment Date. If any Interest Payment Date or the Maturity Date on a Fixed Rate Note falls on a day that is not a Business Day (as hereinafter defined), the payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be.

FLOATING RATE NOTES

  Interest on Floating Rates Notes will be determined by reference to a "Base Rate," which may be one or more of the following: (a) the "Certificate of Deposit Rate" ("Certificate of Deposit Rate Notes"), (b) the "Commercial Paper Rate" ("Commercial Paper Rate Notes"), (c) the "CMT Rate" ("CMT Rate Notes"),
(d) the "Federal Funds Rate" ("Federal Funds Rate Notes"), (e) "LIBOR" ("LIBOR Notes"), (f) the "Prime Rate" ("Prime Rate Notes"), (g) the "Treasury Rate" ("Treasury Rate Notes"), (h) the "Eleventh District Cost of Funds Rate" ("Eleventh District Cost of Funds Rate Notes"), or (i) such other interest rate basis or formula as may be set forth in an applicable Pricing Supplement. The Base Rate will be based upon the Index Maturity and adjusted by a Spread and/or Spread Multiplier, if any, as specified in the applicable Pricing Supplement. The interest rate on each Floating Rate Note will be calculated by reference to the specified Base Rate, plus or minus the Spread and/or multiplied by the Spread Multiplier, if any. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the Base Rate is calculated. The "Spread" is the number of basis points above or below the Base Rate applicable to such

Floating Rate Note, and the "Spread Multiplier" is the percentage of the Base Rate applicable to the interest rate for such Floating Rate Note. The Spread, Spread Multiplier, Index Maturity and other variable terms of the Floating Rate Notes are subject to change by the Issuer from time to time, but no such change will affect any Floating Rate Note theretofore issued or as to which an offer has been accepted by the Issuer.

  The applicable Pricing Supplement will specify for each Floating Rate Note the following terms: the Base Rate, Initial Interest Rate, Initial Interest Rate Reset Date, Interest Rate Reset Dates, Interest Rate Reset Periods, Interest Payment Dates, Index Maturity, Stated Maturity Date, Maximum Interest Rate and Minimum Interest Rate, if any, Spread and/or Spread Multiplier, if any, Initial Redemption Date, if any, Initial Redemption Percentage, if any, Annual Redemption Percentage Reduction, if any, and Optional Repayment Date, if any.

  The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (each, an "Interest Rate Reset Period") as specified in the applicable Pricing Supplement. The "Interest Rate Reset Date" will be, in the case of Floating Rate Notes which reset (a) daily, each Business Day; (b) weekly, the Wednesday of each week (with the exception of weekly reset Treasury Rate Notes, which reset Tuesday of each week except as provided below); (c) monthly, the third Wednesday of each month; (d) quarterly, the third Wednesday of March, June, September and December of each year; (e) semi-annually, the third Wednesday of the two months specified in the applicable Pricing Supplement; and (f) annually, the third Wednesday of the month specified in the applicable Pricing Supplement. If any Interest Rate Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Rate Reset Date will be postponed to the next succeeding day that is a Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Rate Reset Date shall be the next preceding Business Day. Unless otherwise specified in the applicable Pricing Supplement, "Business Day" means any day other than a Saturday, Sunday, legal holiday or other day on which banks in The City of New York are required or authorized by law or executive order to close and with respect to LIBOR Notes, is also a London Banking Day. "London Banking Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

  A Floating Rate Note may also have either or both of the following: (i) a maximum limit, or ceiling (the "Maximum Interest Rate"), on the rate of interest that may accrue during any Interest Period; and (ii) a minimum limit, or floor (the "Minimum Interest Rate"), on the rate of interest which may accrue during any Interest Period. Notwithstanding any Maximum Interest Rate which may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. The limit may apply to Floating Rate Notes in which $2,500,000 or more has been invested.

  The interest rate in effect with respect to a Floating Rate Note during any interest period commencing as of an Interest Rate Reset Date will be the rate determined as of the "Interest Determination Date." The Interest Determination Date pertaining to an Interest Rate Reset Date for Certificate of Deposit Rate Notes, Commercial Paper Rate Notes, CMT Rate Notes, Federal Funds Rate Notes and Prime Rate Notes will be the second Business Day preceding such Interest Rate Reset Date. The Interest Determination Date with respect to an Interest Rate Reset Date for LIBOR Notes will be the second London Banking Day preceding such Interest Rate Reset Date. The Interest Determination Date with respect to the Eleventh District Cost of Funds Rate will be the last working day of the month of the Federal Home Loan Bank of San Francisco (the "FHLB of San Francisco") preceding the Interest Rate Reset Date on which the FHLB of San Francisco publishes the Index (as hereinafter defined). With respect to Treasury Rate Notes, the Interest Determination Date with respect to an Interest Rate Reset Date will be the day of the week in which the Interest Rate Reset Date falls on which Treasury bills (as hereinafter defined) are auctioned (Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if as a result of a legal holiday an auction is held on the Friday of the week preceding an Interest Rate Reset Date, the related Interest Determination Date will be such preceding Friday; and provided further, that if an auction shall fall on any Interest Rate Reset Date, then the Interest Rate Reset Date will instead be the first Business Day following such auction.

  The interest rate in effect with respect to a Floating Rate Note on each day that is not an Interest Rate Reset Date will be the interest rate determined as of the Interest Determination Date pertaining to the immediately preceding Interest Rate Reset Date, and the interest rate in effect on any day that is an Interest Rate Reset Date will be the interest rate determined as of the Interest Determination Date pertaining to such Interest Rate Reset Date, subject in either case to any maximum or minimum interest rate limitation referred to above, provided, however, that the interest rate in effect with respect to a Floating Rate Note for the period from the date of issue to the Initial Interest Reset Date will be the "Initial Interest Rate".

  Each Floating Rate Note will bear interest from the date of issue at the rates determined as described below until the principal thereof is paid or otherwise made available for payment. Except as provided below or in the applicable Pricing Supplement, interest will be payable, in the case of Floating Rate Notes which reset (a) daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable Pricing Supplement; (b) quarterly, on the third Wednesday of March, June, September and December of each year; (c) semi-annually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and (d) annually, on the third Wednesday of the month specified in the applicable Pricing Supplement (each, an "Interest Payment Date") and, in each case, on the Maturity Date.

  If any Interest Payment Date for any Floating Rate Note would otherwise fall on a day that is not a Business Day with respect to such Note, such Interest Payment Date shall be postponed to the next day that is a Business Day, except that in the case of a LIBOR Note, if such Business Day falls in the next succeeding calendar month, such Interest Payment Date will be advanced to the immediately preceding Business Day. If the Maturity Date of any Floating Rate Note would fall on a day that is not a Business Day, the payment of principal, premium, if any, and interest may be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the Maturity Date.

  The "Regular Record Date" for Floating Rate Notes with respect to any Interest Payment Date will be the fifteenth calendar day, whether or not such date is a Business Day, prior to such Interest Payment Date.

  With respect to a Floating Rate Note, accrued interest will be calculated by multiplying the face amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factor calculated for each day from and including the date of issue, or from but excluding the last date to which interest has been paid to and including the date for which accrued interest is being calculated. The interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360 (or, in the case of CMT Rate Notes or Treasury Rate Notes, by the actual number of days in the year).

  Unless otherwise provided for in the applicable Pricing Supplement, CoreStates Bank, N.A. will be the "Calculation Agent" for the Floating Rate Notes. Upon the request of the registered holder of a Floating Rate Note, the applicable Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next Interest Rate Reset Date with respect to such Floating Rate Note. The "Calculation Date," where applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if any such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day preceding the applicable Interest Payment Date or Maturity Date, as the case may be.

  All percentages resulting from any calculation on Floating Rate Notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) will be rounded upward to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation of Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upward).

  As mentioned above, the Initial Interest Rate will be specified in the applicable Pricing Supplement. The interest rate that will become effective on each subsequent Interest Rate Reset Date will be determined by the applicable Calculation Agent (calculated with reference to the Base Rate and the Spread and/or Spread Multiplier, if any, specified in the applicable Pricing Supplement) as follows:

  CERTIFICATE OF DEPOSIT RATE: Unless otherwise indicated in the applicable Pricing Supplement, "Certificate of Deposit Rate" means, with respect to any Interest Determination Date relating to a Certificate of Deposit Rate Note (a "Certificate of Deposit Rate Interest Determination Date"), the rate on that day for negotiable certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15 (519). Selected Interest Rates," or any successor publication ("H.15 (519)"), under the heading "CDs (Secondary Market)," or, if not so published by 3:00 P.M., New York City time, on the Calculation Date, the Certificate of Deposit Rate will be the rate on such Certificate of Deposit Rate Interest Determination Date for negotiable certificates of deposit of the Index Maturity specified in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. quotations for U.S. Government Securities" ("Composite Quotations") under the heading "Certificates of Deposit." If such rate is not published by 3:00 P.M., New York City time, on such Calculation Date, then the Certificate of Deposit Rate on such Certificate of Deposit Rate Interest Determination Date will be calculated by the applicable Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such Certificate of Deposit Rate Interest Determination Date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York (which may include the Agents) selected by the applicable Calculation Agent for negotiable certificates of deposit of major United States money market banks (in the market for negotiable certificates of deposit) with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement in denominations of $5,000,000; provided, however, that if the dealers selected as aforesaid by the applicable Calculation Agent are not quoting as mentioned in this sentence, the Certificate of Deposit Rate will be the Certificate of Deposit Rate in effect on such Certificate of Deposit Rate Interest Determination Date.

  COMMERCIAL PAPER RATE: Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Commercial Paper Rate Note (a "Commercial Paper Rate Interest Determination Date"), the Money Market Yield (as hereinafter defined) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in H.15(519) under the heading "Commercial Paper." In the event that such rate is not published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Commercial Paper Rate Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield on such Commercial Paper Rate Interest Determination Date of the rate for commercial paper of the specified Index Maturity as published in Composite Quotations under the heading "Commercial Paper." If the rate for a Commercial Paper Rate Interest Determination Date is not published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the Calculation Date, the Commercial Paper Rate for that Commercial Paper Rate Interest Determination Date shall be calculated by the applicable Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered rates, as of 11:00 A.M., New York City time, on such Commercial Paper Rate Interest Determination Date, of three leading dealers in commercial paper in The City of New York (which may include any Calculation Agent) selected by the applicable Calculation Agent on such Commercial Paper Rate Interest Determination Date for commercial paper of the specified Index Maturity placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized statistical rating agency; provided, however, that if the dealers selected as aforesaid by the applicable Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate will be the Commercial Paper Rate in effect on such Commercial Paper Rate Interest Determination Date.

  "Money Market Yield" shall be the yield (expressed as a percentage) calculated in accordance with the following formula:

                                         D X 360
                 Money Market Yield = ------------- X 100
                                      360 -(D X M)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

  CMT RATE NOTES: Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date relating to a CMT Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the CMT Rate (a "CMT Rate Interest Determination Date"), the rate displayed on the Designated CMT Telerate Page under the caption " . . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week, or the month, as applicable, ended immediately preceding the week in which the related CMT Rate Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published, or if not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M. (New York City time) on the CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M. (New York City time) on the CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate will be the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the third preceding sentence, have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the CMT Rate Note with the shorter remaining term to maturity will be used.

  "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page designated in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

  "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20, or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be 2 years.

  FEDERAL FUNDS RATE: Unless otherwise indicated in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Federal Funds Rate Note (a "Federal Funds Rate Interest Determination Date"), the rate on that day for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Federal Funds Rate Interest Determination Date, the Federal Funds Rate will be the rate on such Federal Funds Rate Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If such rate is not published by 3:00 P.M., New York City time, on such Calculation Date, the Federal Funds Rate will be calculated by the applicable Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the applicable Calculation Agent as of 9:00 A.M., New York City time, on such Federal Funds Rate Interest Determination Date; provided, however, that if the brokers selected as aforesaid by the applicable Calculation Agent are not quoting as described above, the Federal Funds Rate in effect for the applicable period will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

  LIBOR: Unless otherwise indicated in the applicable Pricing Supplement, LIBOR will be determined by the applicable Calculation Agent in accordance with the following provisions:

    (i) With respect to an Interest Determination Date relating to a LIBOR Note (a "LIBOR Interest Determination Date"), LIBOR will be, as specified in the applicable Pricing Supplement, either (a) the arithmetic mean of the offered rates for deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date, that appear on the Reuters Screen LIBO Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date, if at least two such offered rates appear on the Reuters Screen LIBO Page ("LIBOR Reuters"), or
  (b) the rate for deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date, that appears on Telerate Page 3750 as of 11:00 A.M., London time, on such LIBOR Interest Determination Date ("LIBOR Telerate"). "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace page LIBO on that service for the purpose of displaying London interbank offered rates of major banks). "Telerate Page 3750" means the display designated as page "3750" on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing

  Supplement, LIBOR will be determined as if LIBOR Telerate had been specified. If fewer than two offered rates appear on the Reuters Screen LIBO Page, or if no rate appears on Telerate Page 3750, as applicable, LIBOR in respect of such LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in (ii) below.

    (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear on the Reuters Screen LIBO Page, as specified in (i)(a) above, or on which no rate appears on Telerate Page 3750, as specified in (i)(b) above, as applicable, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement are offered at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date by four major banks in the London interbank market selected by the applicable Calculation Agent (the "Reference Banks") to prime banks in the London interbank market, commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than U.S. $1 million that is representative for a single transaction in such market at such time. The applicable Calculation Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rates. If at least two such quotations are provided, LIBOR for such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR for such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted by 11:00 A.M., New York City time, on such LIBOR Interest Determination Date by three major banks in The City of New York selected by the applicable Calculation Agent for loans in U.S. dollars to leading European banks, having the Index Maturity specified in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than U.S. $1 million that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the applicable Calculation Agent are not quoting as mentioned in this sentence, LIBOR will be LIBOR in effect on such LIBOR Interest Determination Date.

  PRIME RATE: Unless otherwise indicated in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date relating to a Prime Rate Note (a "Prime Rate Interest Determination Date"), the rate set forth in H.15(519) for such date opposite the caption "Bank Prime Loan." If such rate is not yet published by 9:00 A.M., New York City time, on the Calculation Date, the Prime Rate for such Prime Rate Interest Determination Date will be the arithmetic mean of the rates of interest publicly announced by each bank named on the Reuters Screen NYMF Page as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date as quoted on the Reuters Screen NYMF Page on such Prime Rate Interest Determination Date, or, if fewer than four such rates appear on the Reuters Screen NYMF Page for such Prime Rate Interest Determination Date, the rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Prime Rate Interest Determination Date by at least two of the three major money center banks in The City of New York selected by the applicable Calculation Agent from which quotations are requested. If fewer than two quotations are provided, the Prime Rate shall be calculated by the applicable Calculation Agent and shall be determined as the arithmetic mean of the prime rates quoted in The City of New York on such date by the approximate number of banks or trust companies organized and doing business under the laws of the United States, or any State thereof, each having total equity capital of at least $500 million and being subject to supervision or examination by a Federal or State authority, selected by the applicable Calculation Agent to quote such rate or rates; provided, however, that if the Prime Rate is not published in H.15(519) and the banks or trust companies selected as aforesaid are not quoting as mentioned in this sentence, the Prime Rate with respect to such Prime Rate Interest Determination Date will be the interest rate otherwise in effect on such Prime Rate Interest Determination Date. "Reuters Screen NYMF Page" means the display designated as page "NYMF" on the Reuters Monitor Money Rates Service (or such other page as may replace page NYMF on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

  TREASURY RATE: Unless otherwise indicated in the applicable Pricing Supplement, the "Treasury Rate" means, with respect to any Interest Determination Date relating to a Treasury Rate Note (a "Treasury Rate Interest Determination Date"), the rate applicable to the most recent auction of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable Pricing Supplement as such rate is published in
H.15 (519) under the heading "Treasury bills--auction average (investment)" or, if not so published by 3:00 P.M., New York City time, on or prior to the Calculation Date pertaining to such Treasury Rate Interest Determination Date, the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. Treasury bills are usually sold at auction on Monday of each week unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. In the event that the results of the auction of Treasury bills having the specified Index Maturity are not reported as provided by 3:00 P.M., New York City time, on such Calculation Date, or if no such auction is held in a particular week, then the Treasury Rate shall be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers, selected by the applicable Calculation Agent, for the issue of Treasury bills with a remaining maturity closest to the applicable Index Maturity; provided, however, that if the dealers selected as aforesaid by the applicable Calculation Agent are not quoting as mentioned in this sentence, the rate of interest in effect for the applicable period will be the rate of interest in effect on such Treasury Rate Interest Determination Date.

  ELEVENTH DISTRICT COST OF FUNDS RATE: Unless otherwise indicated in the applicable Pricing Supplement, the "Eleventh District Cost of Funds Rate" means, with respect to any Interest Determination Date relating to an Eleventh District Cost of Funds Rate Note (an "Eleventh District Cost of Funds Interest Determination Date"), the rate equal to the monthly weighted average cost of funds for the calendar month preceding such Eleventh District Cost of Funds Rate Interest Determination Date as set forth under the caption "11th District" on Telerate Page 7058 as of 11:00 A.M., San Francisco time, on such Eleventh District Cost of Funds Rate Interest Determination Date. If such rate does not appear on Telerate Page 7058 on any related Eleventh District Cost of Funds Rate Interest Determination Date, the Eleventh District Cost of Funds Rate for such Eleventh District Cost of Funds Rate Interest Determination Date shall be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the FHLB of San Francisco as such cost of funds for the calendar month preceding the date of such announcement. If the FHLB of San Francisco fails to announce such rate for the calendar month next preceding such Eleventh District Cost of Funds Rate Interest Determination Date, then the Eleventh District Cost of Funds Rate for such Eleventh District Cost of Funds Rate Interest Determination Date will be the Eleventh District Cost of Funds Rate in effect on such Eleventh District Cost of Funds Rate Interest Determination Date.

BOOK-ENTRY NOTES

  The Notes may be issued in whole or in part in the form of one or more fully-registered Notes (each, a "Book-Entry Note") which will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary's nominee. Except as set forth below, a Book-Entry Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any nominee to a successor of the Depositary or a nominee of such successor.

  The Depositary has advised the Issuer and the Agents as follows: it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depositary holds securities that its participants

("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to the Depositary and its participants are on file with the Securities and Exchange Commission.

  Purchase of interests in the Book-Entry Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for such interests on the Depositary's records. The ownership interest of each actual purchaser of interests in the Book-Entry Notes ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Book-Entry Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Book-Entry Notes, except as described below.

  To facilitate subsequent transfers, all Book-Entry Notes deposited by Participants with the Depositary are registered in the name of the Depositary's partnership nominee, Cede & Co. The deposit of Book-Entry Notes with the Depositary and their registration in the name of Cede & Co. affect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the interests in the Book-Entry Notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts interests in the Book-Entry Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangement among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Redemption notices shall be sent to Cede & Co. If less than all the interests in the Book-Entry Notes are being redeemed, the Depositary's practice is to determine by lot the amount of the interest of each Direct Participant in such Book-Entry Note to be redeemed.

  Neither the Depositary nor Cede & Co. will consent or vote with respect to the Book-Entry Notes. Under its usual procedures, the Depositary mails an Omnibus Proxy to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts interests in the Book-Entry Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Principal and interest payments on the Book-Entry Notes will be made to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on the payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of the Depositary, the related Trustee, the Issuer or any paying agent or the Securities Registrar, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to the Depositary is the responsibility of the Issuer or its paying agent, disbursement of such payments to Direct and Indirect Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

  The Depositary may discontinue providing its services as depository with respect to the Notes at any time by giving reasonable notice to the Issuer or its paying agent. The Issuer may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor depository).

  Book-Entry Notes are exchangeable for certificated Notes in definitive form of like tenor as such Book-Entry Notes if (i) the Depositary for such Book-Entry Notes notifies the Issuer that it is unwilling or unable to continue as Depositary for such Book-Entry Notes or if at any time such Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and, in either case, a successor depositary is not appointed by the Issuer within 90 days, (ii) the Issuer in its discretion at any time determines not to have all of the Notes of such series represented by one or more Book-Entry Notes and notifies the applicable Trustee thereof, or (iii) an Event of Default has occurred and is continuing with respect to the Notes of such series. Any Book-Entry Note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated Notes issuable in authorized denominations and registered in such names as the Depositary holding such Book-Entry Notes shall direct. Subject to the foregoing, a Book-Entry Note is not exchangeable, except for a Book-Entry Note or Book-Entry Notes of the same aggregate denominations to be registered in the name of such Depositary or its nominee or in the name of a successor of such Depositary or a nominee of such successor.

GUARANTEES

  The Senior Notes will be unconditionally guaranteed (the "Senior Guarantees") by CoreStates Financial Corp (previously defined as the Guarantor) as to payment of principal, premium if any, and interest when and as the same shall become due and payable, whether at maturity or upon redemption, repayment or otherwise. The Senior Guarantees will rank pari passu with all other unsecured and unsubordinated obligations of the Guarantor. At June 30, 1994, $1.7 billion of Senior Guarantees were outstanding. All outstanding Senior Guarantees ranked pari passu with all other unsecured and unsubordinated obligations of the Guarantor.

  The Subordinated Notes will be unconditionally guaranteed (the "Subordinated Guarantees" and, together with the Senior Guarantees, the "Guarantees") by the Guarantor, on a subordinated basis, as to payment of principal, premium, if any, and interest when and as the same shall become due and payable, whether at maturity or upon redemption, repayment or otherwise. The Subordinated Guarantees will be unsecured and will be subordinated as set forth under "Guarantees" in the accompanying Prospectus. Prior to the execution of the First Supplemental Indenture, the Guarantor issued guarantees subordinated to a more narrowly defined category of Senior Guarantees. At June 30, 1994, $250 million of such obligations were outstanding.

  The obligations of the Guarantor under the Guarantees will be unconditional regardless of the enforceability of the applicable Notes or the related Indenture and will not be discharged until all obligations contained in such Notes and the related Indenture are satisfied. Holders of the Notes may proceed directly against the Guarantor in the event of a default under the applicable Notes without first proceeding against the Issuer.

MULTI-CURRENCY NOTES AND INDEXED NOTES

  If any Note is not to be denominated in U.S. dollars, certain provisions with respect thereto will be set forth in the applicable Pricing Supplement which will specify the currency or currencies, including composite currencies such as the European Currency Unit, in which the principal, premium, if any, and interest with respect to such Note are to be paid (the "Specified Currency"), along with any other terms relating to the non-U.S. dollar denomination.

  The Notes also may be issued with the principal amount payable at maturity to be determined with reference to the exchange rate of a Specified Currency relative to an indexed currency (the "Indexed Currency") or other index, each as set forth in the applicable Pricing Supplement. Holders of such Notes may receive a principal amount on the Maturity Date that is greater than or less than the face amount of the Note depending upon the relative value at maturity of the Specified Currency compared to the Indexed Currency or as otherwise set forth in the applicable Pricing Supplement. Information as to the method for determining the principal amount payable on the Maturity Date and certain additional risks and tax considerations associated with investment in such Notes will be set forth in the applicable Pricing Supplement.

OTHER PROVISIONS; ADDENDA

  Any provisions with respect to the determination of a Base Rate, the specification of Base Rates, calculation of the interest rate applicable to a Floating Rate Note, its Interest Payment Dates or any other matter relating thereto may be modified by the terms as specified under "Other Provisions" on the face thereof or in an Addendum relating thereto, if so specified on the face thereof and in the applicable Pricing Supplement.

BEARER NOTES

  The Issuer also may offer from time to time Notes in bearer form ("Bearer Notes") outside the United States at varying prices and terms. Such offerings of Bearer Notes may be separate from, or simultaneous with, offerings of Notes in the United States. The Bearer Notes are not offered by this Prospectus Supplement and the accompanying Prospectus and may not be purchased by U.S. persons other than foreign branches of certain U.S. financial institutions.

                              PLAN OF DISTRIBUTION

  The Notes are being offered on a continuous basis for sale by the Issuer through the Agents, each of which has agreed to use its reasonable best efforts to solicit purchasers of the Notes. The Issuer will pay the applicable Agent a commission which, depending on the maturity of the Notes, will range from .125% to .750% (or, in the case of Notes with a stated maturity in excess of 30 years, such commission as shall be agreed upon between the Issuer and the applicable Agent at the time of sale), of the principal amount of any Note sold through such Agent. The Issuer may also sell Notes to an Agent, as principal, at a discount from the principal amount thereof, and such Agent may later resell such Notes to investors and other purchasers at varying prices related to prevailing market prices at the time of resale as determined by such Agent or, if so agreed, on a fixed public offering price basis. The Issuer may also sell Notes directly to investors on its own behalf in those jurisdictions where it is authorized to do so.

  In addition, the Agents may offer the Notes they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer will not be in excess of the discount to be received by such Agent from the Issuer. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Note of identical maturity, and may be resold by the Agent to investors and other purchasers as described above. After the initial public offering of Notes to be resold to investors and other purchasers, the public offering price (in the case of fixed price public offering), concession and discount may be changed.

  The Issuer reserves the right to withdraw, cancel or modify the offer made hereby without notice and may reject orders in whole or in part whether placed directly with the Issuer or through an Agent. Each

Agent will have the right, in its discretion reasonably exercised, to reject any offer to purchase Notes received by it, in whole or in part.

  Unless otherwise provided in a Pricing Supplement, payment of the purchase price of the Notes will be required to be made in immediately available funds in The City of New York on the date of settlement.

  The Issuer and the Guarantor have agreed, jointly and severally, to indemnify the Agents against and to make contributions relating to certain liabilities, including liabilities under the Securities Act of 1933, as amended. The Agents may be deemed to be "underwriters" within the meaning of such Act. The Issuer and the Guarantor have also agreed to reimburse the Agents for certain expenses. The Agents and certain of their affiliates have engaged and may in the future engage in investment banking and/or commercial banking with the Issuer or the Guarantor in the ordinary course of business.

  The Agents may from time to time purchase and sell Notes in the secondary market, but they are not obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. From time to time, the Agents may make a market in the Notes.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                            SUBJECT TO COMPLETION
              PRELIMINARY PROSPECTUS DATED AUGUST 22, 1994
PROSPECTUS
                                              [LOGO OF CORESTATES APPEARS HERE]
                           CORESTATES FINANCIAL CORP
                        COMMON STOCK, PREFERRED STOCK
                         AND PREFERRED STOCK WARRANTS
                            CORESTATES CAPITAL CORP
             (WHOLLY-OWNED SUBSIDIARY OF CORESTATES FINANCIAL CORP)
    DEBT SECURITIES, UNCONDITIONALLY GUARANTEED AS TO PAYMENT OF
              PRINCIPAL, PREMIUM, IF ANY, AND INTEREST, IF ANY,
                       BY CORESTATES FINANCIAL CORP AND
                                 DEBT WARRANTS

                                  -----------
  CoreStates Financial Corp ("CoreStates") may offer from time to time shares of its common stock (the "Common Stock"), par value $1.00 per share or shares of its preferred stock (the "Preferred Stock") including, at its option, depositary shares ("Depositary Shares") evidenced by depositary receipts ("Depositary Receipts") each representing a fractional interest in such Preferred Stock and CoreStates Capital Corp ("CoreStates Capital") may offer from time to time its debt securities (the "Debt Securities") which will be unconditionally guaranteed as to payment of principal, premium, if any, and interest, if any, by CoreStates, having an aggregate public offering price of $1,000,000,000 on terms and conditions to be determined at the time of sale. CoreStates Capital may issue warrants to purchase Debt Securities (all such warrants being collectively referred to herein as the "Securities Warrants"). The Debt Securities, Common Stock, Preferred Stock and Securities Warrants (collectively, the "Offered Securities") may be offered separately or together, in separate series, in amounts and at prices and terms to be set forth in an accompanying Prospectus Supplement ("Prospectus Supplement"). The issuer, the specific title and, where applicable, the specific designation, priority, aggregate principal amount, liquidation preference, authorized denominations, maturity, interest or dividend rate or rates, interest or dividend payment dates, any sinking fund provisions, any conversion provisions and any other provisions or terms in connection with the offering and sale of such Offered Securities will be set forth in any accompanying Prospectus Supplement. As used herein, the term "Issuer" refers to CoreStates as issuer of the Common Stock, the Preferred Stock and the guarantees referred to below and CoreStates Capital as issuer of the Debt Securities and Securities Warrants.

  The Debt Securities may be senior debt securities (the "Senior Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities") and, in the case of Subordinated Debt Securities, may be convertible into or exchangeable for Capital Securities of CoreStates (as defined herein). The Senior Debt Securities will rank equally with all other unsubordinated and unsecured indebtedness of CoreStates Capital. The Subordinated Debt Securities will be subordinated to all existing and future Senior CoreStates Capital Indebtedness, as defined. UNLESS OTHERWISE SPECIFIED IN THE APPLICABLE PROSPECTUS SUPPLEMENT, THE SUBORDINATED DEBT SECURITIES WILL BE SUBJECT TO ACCELERATION OF MATURITY ONLY IN THE CASE OF CERTAIN EVENTS OF BANKRUPTCY, INSOLVENCY OR REORGANIZATION. The Debt Securities will be unconditionally guaranteed as to payment of principal, premium, if any, and interest, if any, by CoreStates. The holders of Subordinated Debt Securities of any series may be obligated at any time or at maturity to exchange such Subordinated Debt Securities for Capital Securities. See "Description of Debt Securities".

  Debt Securities of a series may be issuable in individual registered form without coupons, in the form of one or more global securities, or in bearer form with or without coupons. Such bearer securities will be offered only to non-United States persons and to offices located outside of the United States of certain United States financial institutions.

                                  -----------

  The Offered Securities may be sold by CoreStates or CoreStates Capital, as the case may be, in an offering within the United States ("United States Offering") or outside the United States ("International Offering"). The Offered Securities may be offered and sold through one or more underwriters, directly by CoreStates or CoreStates Capital, as the case may be, or through dealers or agents. The Prospectus Supplement will also set forth with respect to the sale of the Offered Securities in respect of which this Prospectus is being delivered the names of the underwriters, dealers or agents, if any, together with the terms of offering. Any underwriters, dealers or agents participating in the offering of Offered Securities may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). CoreStates or CoreStates Capital, as the case may be, may also issue contracts under which the counterparty may be required to purchase Debt Securities, Common Stock, Preferred Stock, Depositary Shares or Securities Warrants. Such contracts would be issued with the Debt Securities, Common Stock, Preferred Stock, Depositary Shares and/or Securities Warrants in amounts, at prices and on terms to be set forth in a Prospectus Supplement.

                                  -----------
  THE OFFERED SECURITIES WILL BE UNSECURED OBLIGATIONS OF CORESTATES OR CORESTATES CAPITAL, AS THE CASE MAY BE, AND WILL NOT BE SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF CORESTATES OR CORESTATES CAPITAL, AS THE CASE MAY BE, AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESEN-TATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------
  THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF THE OFFERED SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                                  -----------

              The date of this Prospectus is August  , 1994.

                             AVAILABLE INFORMATION

  CoreStates is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning CoreStates can be inspected and copied at the Commission's office at 450 5th Street, N.W., Washington, D.C. 20549 and the Commission's Regional Offices in New York (Seven World Trade Center, 13th Floor, New York, New York 10048) and Chicago (500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511) and copies of such material can be obtained from the Public Reference Section of the Commission at 450 5th Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, CoreStates Common Stock is listed for trading on the New York Stock Exchange ("NYSE"), and such reports, proxy statements & other information concerning CoreStates also should be available for inspection at the offices of the NYSE at 20 Broad Street, New York, New York 10005. This Prospectus does not contain all the information set forth in the Registration Statement and Exhibits thereto which CoreStates has filed with the Commission under the Securities Act of 1933, as amended (the "Act"), and to which reference is hereby made.
                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


  There are incorporated herein by reference the following documents of CoreStates.

  1. Annual Report on Form 10-K for the year ended December 31, 1993 (including portions of its 1993 Annual Report to Shareholders incorporated by reference therein), filed with the Commission pursuant to Section 13(a) of the Exchange Act.

  2. Quarterly Report on Form 10-Q for the quarters ended March 31, 1994, (as
amended by Form 10-Q/A, Amendment No. 1, dated       , 1994) and June 30, 1994
filed with the Commission pursuant to Section 13(a) of the Exchange Act.

  3. Current Reports on Form 8-K dated January 19, 1994, March 7, 1994, March 16, 1994, (as amended by Form 8-K/A, Amendment No. 1, dated May 5, 1994 and
Form 8-K/A, Amendment No. 2 dated      , 1994), April 19, 1994, April 29,
1994, May 5, 1994 which includes the consolidated financial statements of CoreStates for the year ended December 31, 1993 restated to incorporate Constellation Bancorp which was acquired on March 16, 1994 (as amended by Form 8-K/A, Amendment No. 1 dated May 5, 1994), May 19, 1994, June 8, 1994, June
27, 1994 (as amended by Form 8-K/A, Amendment No. 1 dated       , 1994), July
14, 1994, July 20, 1994 and August , 1994 (which includes the Consolidated Financial Statements of CoreStates for the year ended December 31, 1993 restated to incorporate Independence Bancorp, Inc. which was acquired on June 27, 1994) filed with the Commission pursuant to Section 13(a) of the Exchange Act.

  4. The description of CoreStates Common Shares contained in CoreStates Registration Statement on Form 8-A/A dated December 22, 1993.

  All other documents filed with the Commission by CoreStates pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference into this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  Any person receiving a copy of this Prospectus may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents unless such exhibits are specifically incorporated by reference therein. Written requests should be mailed to the Corporate Secretary, CoreStates Financial Corp, P.O. Box 7618, F.C. 01-03-16-29, Philadelphia, Pennsylvania 19101-7618. Telephone requests may be directed to (215) 973-3827.

                           CORESTATES FINANCIAL CORP

  CoreStates is a registered bank holding company incorporated under the laws of Pennsylvania with its executive offices at Centre Square West, 1500 Market Street, Philadelphia, Pennsylvania 19102 (telephone number (215) 973-3827). At June 30, 1994, CoreStates had total consolidated assets of approximately $27.5 billion and shareholders' equity of approximately $2.2 billion and, based on the latest available rankings of bank holding companies, was believed to be the 25th largest bank holding company in the United States at such date.

  The principal banking subsidiaries of CoreStates are: CoreStates Bank, N.A. ("CoreStates Bank"), a national banking association with executive offices located in Philadelphia, Pennsylvania; New Jersey National Bank ("NJNB"), a national banking association with executive offices located in Pennington, New Jersey; CoreStates Bank of Delaware N.A. ("CBD"), a national banking association with its sole office located in New Castle County, Delaware; Third National Bank and Trust Company of Scranton ("Third National") a national banking association with executive offices located in Scranton, Pennsylvania; Bucks County Bank and Trust Company ("Bucks County"), a state chartered bank with executive offices in Doylestown, Pennsylvania; Cheltenham Bank ("Cheltenham"), a state chartered bank with executive offices located in Rockledge, Pennsylvania; and Lehigh Valley Bank ("Lehigh Valley") a state chartered bank with executive offices located in Bethlehem, Pennsylvania. ("Banking Subsidiaries"). Applications have been filed with the proper regulatory authorities to (1) relocate the main office of CoreStates Bank to Ewing Township, New Jersey, a distance of less than thirty miles from Philadelphia, Pennsylvania, (2) merge NJNB with and into CoreStates Bank, and
(3) establish a domestic branch of CoreStates Bank at its present main office in Philadelphia, Pennsylvania. Through its Banking Subsidiaries, CoreStates is engaged in the business of providing wholesale banking services, consumer financial services, including retail banking, trust and investment management services and electronic payment services. Other subsidiaries of CoreStates currently engage in factoring and commercial financing, investment advisory, discount brokerage and leasing services.

  At March 31, 1994, the total assets, total deposits and ranking based on commercial bank deposits (either in the United States or in the State of Pennsylvania, as applicable, pursuant to the institution's charter) of CoreStates Banking Subsidiaries were as follows:

                                                            TOTAL   TOTAL
                                                            ASSETS DEPOSITS RANK
                                                            ------ -------- ----
                                                              ($ IN BILLIONS)
  CoreStates Bank, N.A..................................... $17.5   $13.0    28
  New Jersey National Bank.................................   4.5     4.1   111
  Constellation Bank, N.A..................................   2.2     2.0   215
  Third National Bank and Trust Company of Scranton........    .4      .4   --
  *Bucks County Bank.......................................   1.1      .9    13
  *Cheltenham Bank.........................................    .5      .4    28
  *Lehigh Valley Bank......................................    .4      .4    29
  **Germantown Savings Bank................................   1.6     1.5     8

- --------

 *State chartered Banking Subsidiaries.

**Merger pending, see description below.

  CoreStates acquired all of the outstanding common stock of Constellation Bancorp ("Constellation") on March 16, 1994 and on April 29, 1994 Constellation Bank, N.A. ("Constellation Bank") was merged into NJNB. On June 27, 1994, CoreStates acquired all of the outstanding common stock of Independence Bancorp, Inc. On March 7, 1994 CoreStates and Germantown Savings Bank ("Germantown") entered into an Agreement and Plan of Merger pursuant to which CoreStates will acquire Germantown. Consummation of the Germantown transaction is subject to certain conditions including approval by Germantown shareholders and various regulatory agencies.

                            CORESTATES CAPITAL CORP

  CoreStates Capital, a wholly-owned subsidiary of CoreStates, functions primarily as a financing entity for CoreStates and its subsidiaries and affiliates through the issuance of commercial paper and other debt guaranteed by CoreStates. Financial data for CoreStates Capital and CoreStates are combined for purposes of calculating the ratio of earnings to fixed charges due to this limited function of CoreStates Capital and the unconditional guarantees of all of CoreStates Capital's obligations by CoreStates. The principal office of CoreStates Capital is located at 1500 Market Street, Philadelphia, Pennsylvania 19102 (telephone (215) 973-4185).

                  CERTAIN LEGAL AND REGULATORY CONSIDERATIONS

  CoreStates Capital and CoreStates are legal entities separate and distinct from CoreStates Bank, NJNB and CBD. There are various legal limitations on the extent to which CoreStates' bank subsidiaries can finance or otherwise supply funds to CoreStates Capital, CoreStates and certain of its other affiliates.

  Provisions of federal banking law restrict the amount of dividends that can be paid to CoreStates by its nationally chartered bank subsidiaries, while state banking regulations limit the amount of dividends that can be paid to CoreStates by its state chartered bank subsidiaries. Under applicable federal law, no dividends may be paid in an amount greater than "undivided profits then on hand", after deduction therefrom of certain loan losses. In addition, for each of CoreStates' banking subsidiaries, prior approval of the Comptroller is required if dividends declared by a subsidiary bank in any calendar year will exceed its net profits (as defined) for that year, combined with its retained net profits for the preceding two calendar years, less any required transfers to surplus or a fund for the retirement of preferred stock. Under applicable state law, dividends may be declared and paid only out of accumulated net earnings, which are the undistributed net profits recorded on the books of an institution for the last complete calendar or fiscal year. Based on these regulations, CoreStates' banking subsidiaries, without regulatory approval, could declare dividends at June 30, 1994 of $281 million.

  The Comptroller has authority to prohibit payment of a dividend if such payment constitutes, what, in the Comptroller's opinion, is an unsafe or unsound practice. In addition, the ability of CoreStates and its bank subsidiaries to pay dividends may be affected by the various minimum capital requirements and the capital and non-capital standards established under the Federal Deposit Insurance Corporation Improvement Act of 1991, enacted in December 1991 ("FDICIA"), as described below. The rights of CoreStates, its shareholders and its creditors to participate in any distribution of the assets or earnings of its subsidiaries is further subject to the prior claims of creditors of the respective subsidiaries.

  According to Federal Reserve Board policy, CoreStates is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each subsidiary bank in circumstances in which it might not do so absent such policy. In addition, any capital loans by CoreStates to any subsidiary bank would be subordinated in right of payment to deposits and certain other indebtedness of each subsidiary bank.

  In addition, CoreStates' bank subsidiaries are subject to certain restrictions imposed by Federal law on any extension of credit to, and certain other transactions with CoreStates, CoreStates Capital and certain other non-bank subsidiaries, on investments in stock or other securities thereof and on the taking of such securities as collateral for loans. Among other things, the aggregate of such loans made by each CoreStates bank subsidiary to CoreStates or to any single non-bank subsidiary generally may not exceed 10% of the sum of such bank's capital and surplus, as defined, and all loans by each bank subsidiary to CoreStates and its non-bank subsidiaries are limited to 20% of such bank's capital and surplus. Such loans must be secured by collateral with a value between 100% and 130% of the loan amount, depending on the type of collateral. The bank subsidiaries may extend credit to CoreStates and its non-bank subsidiaries without regard to these restrictions to the extent such extensions of credit are secured by specific kinds of collateral such as obligations of or guaranteed by the U.S. Government or its agencies and certain bank deposits.

  The Federal Reserve Board has adopted minimum risk-based and leverage capital guidelines for bank holding companies. Effective December 31, 1992, the minimum required ratio of qualifying total capital to risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit) is 8%, of which at least 4% must consist of common equity, retained earnings and qualifying perpetual preferred stock, less certain intangibles ("Tier 1 Capital"). The remainder may consist of subordinated debt, qualifying preferred stock and a limited amount of loan loss reserves. As of June 30, 1994, CoreStates' total risk-based capital ratio was 13.1%, including 9.0% of Tier 1 capital (as defined in the guidelines as fully phased-in on December 31, 1992). The minimum required leverage capital ratio (Tier 1 capital to average total assets) is 3% for banking organizations that meet certain specified criteria, including that they have the highest regulatory rating. All other banking organizations are required to maintain a leverage ratio of 3% plus an additional cushion of at least 100 to 200 basis points. The requirements also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. As of June 30, 1994, CoreStates' leverage capital ratio was 7.6%.

  Each of CoreStates' subsidiary banks is subject to similar capital requirements adopted by the Comptroller. As of June 30, 1994, the capital ratios of CoreStates' subsidiary banks were as follows:

                                                            REGULATORY CAPITAL
                                                                  RATIOS
                                                           ----------------------
                                                           TIER 1 TOTAL  LEVERAGE
                                                           ------ -----  --------
CoreStates Bank, N.A......................................   8.6% 11.0%     7.5%
New Jersey National Bank..................................   8.3  11.3      5.5
CoreStates Bank of Delaware, N.A..........................  12.2  13.5     12.6
Bucks County Bank.........................................  10.0  11.3      7.6
Cheltenham Bank...........................................  13.5  14.7      9.2
Lehigh Valley Bank........................................  12.3  13.6      9.7
Third National Bank and Trust Company of Scranton.........  10.6  11.7      8.6

  The federal banking agencies continue to indicate their desire to raise capital requirements applicable to banking organizations, and recently proposed amendments to their risk-based capital regulations to provide for the consideration of interest rate risk in the determination of a bank's minimum capital requirements. The proposed amendments are intended to require that banks effectively measure and monitor their interest rate risk and that they maintain capital adequate for that risk. Under the proposed amendments, banks with interest rate risk in excess of a defined supervisory threshold would be required to maintain additional capital beyond that generally required. In addition, the federal banking agencies recently proposed amendments to their risk-based capital standards to provide for the consideration of credit risk and certain risks arising from nontraditional activities, as well as a bank's ability to manage these risks, as important factors in assessing a bank's overall capital adequacy.

  FDICIA modifies certain provisions of the Federal Deposit Insurance Act and makes revisions to several other banking statutes. In general, FDICIA subjects banks to significantly increased regulation and supervision, and requires the federal banking agencies to take "prompt corrective action" with respect to banks which do not meet minimum capital requirements. Among other things, FDICIA requires a bank which is "undercapitalized" (as defined in the applicable regulations) to submit a capital restoration plan for improving its capital. A holding company of a bank must guarantee that the bank will meet its capital plan, subject to certain limitations. If such a guarantee were deemed to be a commitment to maintain capital under the U.S. federal Bankruptcy Code, a claim under such guarantee in a bankruptcy proceeding involving the holding company would be entitled to a priority over third party creditors of the holding company. In addition, FDICIA prohibits a bank from making a capital distribution (including payment of a dividend) to its holding company or otherwise if it would thereafter be undercapitalization. Furthermore, under certain circumstances, a holding company of a bank which fails to meet certain of its capital requirements may be prohibited from making any capital distributions to its shareholders or otherwise. Critically undercapitalized banks (which are defined to include banks which still have a positive net worth) are generally subject to the mandatory appointment of a receiver or conservator. All of CoreStates' subsidiaries meet current regulatory capital requirements.

  The Financial Institution Reform, Recovery, and Enforcement Act ("FIRREA") enacted in August 1989 provides among other things for cross-guarantees of the liabilities of insured depository institutions pursuant to which any bank or savings association subsidiary of a holding company may be required to reimburse the FDIC for any loss or anticipated loss to the FDIC that arises from a default of any of such holding company's other subsidiary banks or savings associations or assistance provided to such an institution in danger of default. The banking subsidiaries of CoreStates are subject to such cross-guarantee.

  The deposits of each of the subsidiary banks are insured up to applicable limits by the FDIC. Accordingly, the subsidiary banks are subject to deposit insurance assessments to maintain the Bank Insurance Fund (the "BIF") of the FDIC. The FDIC recently established a risk related premium assessment system, with assessment rates ranging from .23% of domestic deposits (the same rate as under the previous flat-rate assessment system) for those banks deemed to pose the least risk to the insurance fund, to .31% for those banks deemed to pose the greatest risk (with intermediate rates of .26%, .29% and .30%). All CoreStates' subsidiary banks have been notified by the FDIC that, for the semiannual assessment period beginning January 1, 1994, each is subject to an assessment rate of .23%.

  Effective August 10, 1993, the Federal Deposit Insurance Act was amended to provide that, in the liquidation or other resolution by any receiver of a bank insured by the FDIC, the claims of depositors have preference over the general claims of other creditors. Accordingly, in the event of the liquidation or other resolution of a banking subsidiary of CoreStates, the claims of CoreStates as a creditor of such banking subsidiary would be subordinate to the claims of depositors of such banking subsidiary, even if the claims of CoreStates were not by their terms so subordinated.

                                USE OF PROCEEDS

  Unless otherwise provided in the Prospectus Supplement, the net proceeds from the sale of the Offered Securities will be used for general corporate purposes, including extensions of credit to subsidiaries and affiliates of CoreStates, including its bank subsidiaries, which will use the proceeds for general corporate purposes, possibly including acquisitions, and repayment at maturity of commercial paper. The precise amounts and timing of the application of proceeds will depend upon funding requirements of CoreStates and its subsidiaries and affiliates and the amount of Offered Securities offered from time to time pursuant to this Prospectus. If CoreStates elects at the time of issuance of Offered Securities to make different or more specific use of proceeds other than as set forth herein, such use will be described in the Prospectus Supplement.

  In view of its anticipated requirements, CoreStates and CoreStates Capital expect to engage, on a recurring basis, in additional private or public financings of a character and amount to be determined as the need arises. CoreStates is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions both on an assisted and unassisted basis. Acquisitions that may be under consideration at any time include, without limitation, acquisitions of banking organizations and thrift or savings-type associations or their assets or liabilities or acquisitions of other financial service companies or their assets or liabilities.

                           CORESTATES FINANCIAL CORP
            CONSOLIDATED SELECTED HISTORICAL FINANCIAL INFORMATION
                                  (UNAUDITED)

  The following unaudited consolidated selected historical financial information for each of the five years in the period ended December 31, 1993 and the six-month periods ended June 30, 1994 and 1993 is derived from financial statements previously filed with the Securities and Exchange Commission and incorporated by reference in this Prospectus. The unaudited consolidated selected historical financial information is qualified in its entirety by and should be read in conjunction with those consolidated financial statements and related footnotes thereto. The unaudited consolidated selected historical financial information reflects the restatement for the March 16, 1994 acquisition of Constellation Bancorp ("Constellation") and the June 27, 1994 acquisition of Independence Bancorp, Inc. ("Independence"), both under the pooling of interests method of accounting. The consolidated selected historical financial information for the six months ended June 30, 1994 and 1993 reflects, in the opinion of management, all adjustments (comprising only of normal recurring accruals) necessary to present fairly the information for such interim periods. Results for the interim periods are not necessarily indicative of results for the full year or any other period.

  CoreStates Capital is a wholly-owned subsidiary of CoreStates and essentially has no independent operations. CoreStates Capital functions primarily as a financing entity for CoreStates and its subsidiaries and affiliates through the issuance of commercial paper and other debt fully and unconditionally guaranteed by CoreStates.

     SELECTED HISTORICAL FINANCIAL INFORMATION OF CORESTATES FINANCIAL CORP
                                  (UNAUDITED)

                          SIX MONTHS ENDED
                              JUNE 30,                       YEAR ENDED DECEMBER 31,
                          ------------------  ----------------------------------------------------------
                            1994      1993       1993        1992        1991        1990        1989
                          --------  --------  ----------  ----------  ----------  ----------  ----------
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED SUMMARY OF
 INCOME:
 Interest income........  $923,165  $920,679  $1,841,864  $1,961,838  $2,485,277  $2,799,141  $2,870,616
 Interest expense.......   245,162   267,062     516,593     709,360   1,212,367   1,532,735   1,641,239
 Net interest income....   678,003   653,617   1,325,271   1,252,478   1,272,910   1,266,406   1,229,377
 Provision for losses on
  loans(1)..............   196,900    61,550     121,201     160,250     291,261     437,860     327,181
 Securities gains (loss-
  es)...................     9,920     2,155      16,110      13,805     (13,868)      2,412      (8,743)
 Income before
  cumulative effect of a
  change in accounting
  principle.............    33,096   171,672     362,429     268,134     180,317     105,200     158,296
 Cumulative effect of a
  change in accounting
  principle(2)(8).......    (3,430)  (13,010)    (13,010)    (84,946)        --          --          --
 Net income.............    29,666   158,662     349,419     183,188     180,317     105,200     158,296
 Dividends on preferred
  stock(3)..............       --        --          --          --          --        1,662      20,973
 Net income attributable
  to common shares......    29,666   158,662     349,419     183,188     180,317     103,538     137,323
PER COMMON SHARE(4):
 Income before
  cumulative effect of a
  change in accounting
  principle(2)(8).......      0.23      1.18        2.49        1.97        1.35        0.78        1.02
 Net income.............      0.21      1.09        2.40        1.35        1.35        0.78        1.02
 Cash dividends de-
  clared(5).............      0.60      0.54        1.14        1.02        0.97        0.96        0.87
 Book value.............     15.32     15.12       16.29       14.48       14.40       13.77       14.13
                                                      ($ IN MILLIONS)
CONSOLIDATED BALANCE
 SHEET
 (AVERAGE BALANCES):
 Total assets...........  $ 27,777  $ 27,692  $   27,700  $   27,554  $   28,643  $   29,312  $   29,375
 Loans..................    19,593    18,724      19,035      18,868      20,574      21,809      20,793
 Allowance for possible
  loan losses...........       527       457         457         463         512         358         405
 Deposits...............    20,398    20,733      20,628      21,267      21,617      21,090      21,081
 Long-term debt.........     1,608     1,385       1,455       1,312       1,168         825         798
 Common shareholders'
  equity(7).............     2,323     2,138       2,198       1,950       1,862       1,961       1,946
 Total shareholders' eq-
  uity(3)...............     2,323     2,138       2,198       1,950       1,862       1,978       2,046
AVERAGE COMMON SHARES
 OUTSTANDING (4)(7)
 (in thousands).........   143,368   145,255     145,398     135,813     133,237     133,525     134,066
PERIOD-END COMMON SHARES
 OUTSTANDING(4)(7) (in
 thousands).............   141,310   145,549     145,388     144,695     133,872     132,823     134,040
SELECTED RATIOS:
 Return on average total
  assets(6).............      0.24%     1.25%       1.31%       0.97%       0.63%       0.35%       0.47%
 Return on average
  common shareholders'
  equity(6).............      2.87%    16.19%      16.49%      13.75%       9.68%       5.28%       7.06%
 Return on average total
  shareholders'
  equity(6).............      2.87%    16.19%      16.49%      13.75%       9.68%       5.32%       7.74%
 Average shareholders'
  equity to average
  assets................      8.36%     7.72%       7.94%       7.08%       6.50%       6.75%       6.97%
 Allowance for possible
  loan losses to loans
  (period-end)..........      2.43%     2.32%       2.28%       2.34%       2.44%       2.38%       2.58%
 Non-performing assets
  to total loans plus
  other real estate
  owned (period-end)....      1.79%     2.69%       2.20%       3.51%       4.09%       3.08%       1.93%
 Ratio of earnings from
  continuing operations
  before income taxes to
  fixed charges of
  continuing operations:
 Combined CoreStates
  (parent company) and
  CoreStates Capital(9).      1.86      4.24        3.19        2.70        2.65        1.73        1.53
 Consolidated(10):
  Excluding interest on
   deposits.............      1.65      4.22        4.39        3.48        1.98        1.27        1.32
  Including interest on
   deposits.............      1.22      1.92        2.00        1.54        1.23        1.07        1.09

    See footnotes to selected financial information on pages 9 and 10.

                  FOOTNOTES TO SELECTED FINANCIAL INFORMATION
                                  (UNAUDITED)

(1) Included in the provision for losses on loans in 1989 was an addition to the allowance for possible losses on loans to less developed countries ("LDC") of $195 million. The provision for losses on loans in 1990 included a $220 million provision in the fourth quarter of that year made in response to declining real estate values and deteriorating economic conditions. The provision for loan losses in 1994 included $145 million recorded in connection with a change in strategic direction concerning the workout of Constellation's and Independence's problem assets and to conform Constellation's and Independence's loan, accrual and reserves policies to those of CoreStates.

(2) Effective January 1, 1992, CoreStates adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("FAS 106"). FAS 106 requires that employers accrue the costs associated with providing postretirement benefits during the active service periods of employees, rather than the previously accepted accounting practice of recognizing these costs on a pay-as-you-go basis. As permitted under FAS 106, CoreStates elected to recognize immediately a one-time, non-cash charge equal to the January 1, 1992 transitional liability of $128.7 million, $84.9 million after-tax or $0.62 per share, as the cumulative effect of a change in accounting principle.

(3) During the third quarter of 1989, First Pennsylvania Corporation ("FPC"), acquired by CoreStates on March 5, 1990, paid to Marine Midland Banks, Inc. ("Marine Midland"), the sole holder of FPC's Series D Preferred Stock, a $12.7 million special dividend. This special dividend was paid in connection with the termination of a previous merger agreement between FPC and Marine Midland. On March 5, 1990, all outstanding Series D Preferred Shares were redeemed at their $100 per share stated value plus accrued regular dividends.

(4) Restated to reflect the impact of CoreStates' 100% stock dividend declared on August 17, 1993 and paid on October 15, 1993 to shareholders of record on September 15, 1993 (the "Stock Dividend"). CoreStates earnings per common share for six months ended June 30, 1994 and 1993 and the five years ended December 31, 1993, were based on weighted average common shares outstanding as dilution from potentially dilutive common stock equivalents was less than 3% for each period.

(5) Cash dividends declared per share for the respective periods prior to CoreStates' acquisition of FPC, First Peoples Corporation (on September 3,
    1992), Constellation (on March 16, 1994) and Independence (on June 27,
    1994) assume that CoreStates would have declared cash dividends per share equal to the cash dividends per share actually declared by CoreStates.

(6) Return on average total assets and return on average common shareholders' equity are calculated on income from continuing operations, net of income taxes, after total preferred dividends. Return on average total shareholders' equity is calculated on income from continuing operations, net of income taxes.

(7) On December 18, 1992, Constellation completed the sale of 13.3 million Constellation common shares (5.5 million equivalent shares of CoreStates Common Stock) in a rights offering to existing shareholders and the sale of
    5.5 million additional Constellation common shares (2.3 million equivalent shares of CoreStates Common Stock) to various standby purchasers for an aggregate net increase in shareholders' equity of $67.5 million.

(8) Effective January 1, 1993, CoreStates adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("FAS 112"). FAS 112 established the accounting requirements for benefits provided to former or inactive employees after employment but before retirement. FAS 112 requires that employers accrue the costs associated with providing benefits, such as salary and benefit continuation under disability plans, when payment of the benefits is probable and the amount of the obligation can be reasonably estimated. CoreStates recognized the January 1, 1993 FAS 112 transitional liability of $20.0 million, $13.0 million after-tax or $0.09 per share, as the cumulative effect of a change in accounting principle.

(9) For purposes of computing this ratio for CoreStates (parent only), earnings represent income from continuing operations before extraordinary items, income taxes and undistributed income of subsidiaries, plus fixed charges excluding preferred stock dividends. Fixed charges represent interest expense, one-third (the proportion deemed representative of the interest factor) of rental expense, net of income from subleases, amortization of debt issuance costs and preferred stock dividends. Because the ratio excludes from earnings the undistributed net income of subsidiaries, the ratio varies with the payments of dividends by such subsidiaries.

(10) For purposes of computing these ratios, earnings represent consolidated income from continuing operations before extraordinary items and income taxes, plus consolidated fixed charges excluding preferred dividends. Fixed charges represent interest (excluding interest on deposits in the first ratio and including interest and deposits in the second ratio), one-third (the proportion deemed representative of the interest factor) of rental expense, net of income from subleases, amortization of debt issuance costs and preferred stock dividends.

                         DESCRIPTION OF DEBT SECURITIES

  The following description encompasses all the material terms and provisions of the Debt Securities.


  The Debt Securities will constitute either Senior Debt Securities or Subordinated Debt Securities of CoreStates Capital which will be unconditionally guaranteed as to payment of principal, premium, if any, and interest, if any, by CoreStates. The Senior Debt Securities will be issued under an indenture dated as of December 1, 1990 (the "Senior Indenture"), between CoreStates, CoreStates Capital and NationsBank of Georgia, National Association, as senior trustee and successor to Wachovia Bank of Georgia, N.A. (formerly the First National Bank of Atlanta, N.A.) (the "Senior Trustee"). The Subordinated Debt Securities will be issued under an indenture between CoreStates, CoreStates Capital and Bank One, Columbus, N.A., dated as of December 1, 1990, as amended by a First Supplemental Indenture dated as of March 1, 1993 and as further amended by a Second Supplemental Indenture dated as of August 1, 1994 (together the "Subordinated Indenture"), between CoreStates, CoreStates Capital, Bank One, Columbus, N.A. and Citibank, N.A., as subordinated trustee (the "Subordinated Trustee"). The Senior Indenture and Subordinated Indenture are collectively referred to herein as the "Indentures". A copy of each of the Indentures has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The following description of Debt Securities relates to Debt Securities to be issued in connection with either a United States Offering or an International Offering, unless otherwise specified in the Prospectus Supplement relating thereto. At June 30, 1994, approximately $1.7 billion principal amount ranked pari passu with, and $623 million principal amount ranked subordinate to the outstanding Senior Debt Securities. At June 30, 1994, approximately $1.7 billion principal amount ranked senior to, and $623 million ranked pari passu with the outstanding Subordinated Debt Securities.

  The Trustee for a particular series of Debt Securities will be identified in the Prospectus Supplement for such series, and all references to "Trustee" shall be deemed to mean the Trustee so identified in such Prospectus Supplement. No Trustee shall be responsible for the acts, obligations, liabilities or responsibilities of any other Trustee. The following summaries of certain provisions of the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indentures, including the definitions therein of certain terms. Wherever particular Sections or defined terms of the Indentures are referred to, it is intended that such Sections or definitions shall be incorporated herein by reference. The following summaries set forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement, and the extent, if any, to which such general provisions may apply to the Debt Securities so offered, will be described in the Prospectus Supplement relating to such Offered Securities. Unless otherwise indicated, Section references contained herein refer to both the Senior Indenture and the Subordinated Indenture.

  Because CoreStates is a holding company, its rights and the rights of its creditors, including the Holders of the Debt Securities offered hereby, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors except to the extent that CoreStates may itself be a creditor with recognized claims against the subsidiary.

GENERAL

  The Debt Securities to be offered by this Prospectus are limited to the amounts described on the cover of this Prospectus. The Indentures, however, do not limit the aggregate principal amount of Debt Securities which may issued thereunder and provide that Debt Securities may be issued from time to time in one or more series. The Debt Securities will be unsecured obligations of the Issuer. Neither the Indentures nor the Debt Securities will limit or otherwise restrict the amount of other indebtedness which may be incurred or other securities which may be issued by the Issuer or any of its subsidiaries. The Senior Debt Securities and the related Guarantees will rank on a parity with all other unsecured unsubordinated indebtedness of the Issuer while the indebtedness represented by the Subordinated Debt Securities and the related Guarantees will be subordinated as described below under "Certain Terms Relating to Subordinated Debt Securities".

  Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the following terms, where applicable, of the Debt Securities in respect of which this Prospectus is being delivered: (1) the title of the Debt Securities; (2) the limit, if any, on the aggregate principal amount or initial public offering price of the Debt Securities; (3) the priority of payment of such Debt Securities; (4) the price or prices (which may be expressed as a percentage of the aggregate principal amount thereof) at which the Debt Securities will be issued; (5) the date or dates on which the Debt Securities will mature; (6) the rate or rates (which may be fixed or variable) per annum at which the Debt Securities will bear interest, if any, and the method of determining the same; (7) the date from which such interest, if any, on the Debt Securities will accrue, the date or dates on which such interest, if any, will be payable, the dates on which payment of such interest, if any, will commence and the Regular Record Dates for such Interest Payment Dates, if any; (8) the extent to which any of the Debt Securities will be issuable in temporary or permanent global form and, if so, the identity of the depositary for such global Offered Security, or the manner in which any interest payable on a temporary or permanent global Debt Security will be paid; (9) the dates, if any, on which, and the price or prices at which, the Debt Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund or to any purchase fund provisions, be redeemed by the Issuer, and the other detailed terms and provisions of such sinking and/or purchase funds; (10) the date, if any, after which, and the price or prices at which, the Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of the Issuer or the Holder thereof and the other detailed terms and provisions of such optional redemption; (11) the denomination or denominations in which such Debt Securities are authorized to be issued; (12) whether any of the Debt Securities will be issued in bearer form and, if so, any limitations on issuance of such bearer Debt Securities (including exchange for registered Debt Securities of the same series); (13) information with respect to book-entry procedures;
(14) whether any of the Debt Securities will be issued as Original Issue Discount Securities; (15) each office or agency where, subject to the terms of the applicable Indenture, such Debt Securities may be presented for registration of transfer or exchange; (16) any other terms of the series (which will not be inconsistent with the provisions of the applicable Indenture); (17) the currencies or currency units in which such Debt Securities are issued and in which the principal of, interest on and additional amounts, if any, in respect of such Debt Securities will be payable; (18) whether the amount of payments of principal of or interest on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined; (19) whether the Issuer or a Holder may elect payment of the principal of or interest on such Debt Securities in a currency, currencies, currency unit or units or composite currency or currencies other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of determining the exchange rate between the coin or currency, currencies, currency unit or units or composite currency or currencies in which such Debt Securities are denominated or stated to be payable and the coin or currency, currencies, currency unit or units or composite currency or currencies in which such Debt Securities are to be so payable; (20) if other than the Trustee, the identity of the Security Registrar and/or Paying Agent and the designation of the initial Exchange Rate Agent;
(21) if applicable, the defeasance of certain obligations by the Issuer pertaining to Debt Securities of the series; (22) the Person to whom any interest on any Registered Security of the series shall be payable, if other than the Person in whose name that Debt Security (or one or more predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the Person to whom, any interest on any Bearer Security of the series shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary global Debt Security on an Interest Payment Date will be paid if other than in the manner provided in the related Indenture;

(23) if such Debt Securities are to be issued upon the exercise of warrants, the time, manner and place for the Debt Securities to be authenticated and delivered; (24) whether and under what circumstances the Issuer will pay additional amounts as contemplated by Section 1104 of the related Indenture (the term "interest", as used in this Prospectus, shall include such additional amounts) on such Debt Securities to any Holder who is not a United States person (including any modification to the definition of such term as contained in the Indenture as originally executed) in respect of any tax, assessment or governmental charge and, if so, whether the Issuer will have the option to redeem such Debt Securities rather than pay such additional amounts (and the terms of any such option); (25) any terms upon which any Subordinated Debt Securities will be convertible into or exchangeable for Capital Securities (as defined below) of CoreStates; (26) any other terms of such Debt Securities.

  Neither Indenture limits the aggregate principal amount of Debt Securities that may be issued thereunder or of any particular series of such Debt Securities and both Indentures provide that, in addition to the Debt Securities, additional Debt Securities may be issued thereunder from time to time in one or more series (Section 301). All Debt Securities issued under each Indenture will rank equally and ratably with any additional Debt Securities issued under such Indenture.

  Debt Securities may be issued as Original Issue Discount Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their face amount. In the event of an acceleration of the maturity of any Original Issue Discount Security, the amount payable to the Holder of such Original Issue Discount Security upon such acceleration will be determined in accordance with the applicable Prospectus Supplement, the terms of such security and the applicable Indenture, but will be an amount less than the amount payable at the maturity of the principal of such Original Issue Discount Security. Special federal income tax and other considerations relating thereto will be described in the applicable Prospectus Supplement.

  The provisions of the Indentures described below under "Restrictive Covenants" are the only provisions which would provide protection to Holders in the event of a highly leveraged transaction involving the Issuer. There are no other covenants in any of the Issuer's other senior or subordinated indebtedness which would afford holders thereof protection in the event of a change in control of the Issuer.

ACCELERATION OF MATURITY

  If any Event of Default with respect to Debt Securities of the Issuer of any series at the time Outstanding shall occur and be continuing, then and in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare to be due and payable immediately by a notice in writing to CoreStates and CoreStates Capital (and to the Trustee if given by Holders) the principal amount or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series of all Debt Securities of that series. However, at any time after such a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the Holders of a majority in principal amount of Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, except, in the case of Senior Debt Securities, the non-payment of acceleration of principal, of that series have been cured or waived as provided in the Indentures (Section 602). Reference is made to the Prospectus Supplement relating to each series of Debt Securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of the Maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

REGISTRATION, TRANSFER, PAYMENT AND PAYING AGENT

  Unless otherwise indicated in the applicable Prospectus Supplement, each series of Debt Securities will be issued in registered form only, without coupons. The Indentures, however, provide that the Issuer may also issue Debt Securities in bearer form only, or in both registered and bearer form. Debt Securities issued in bearer form shall have interest coupons attached, unless issued as zero coupon securities. Debt Securities in bearer form shall not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person (as defined below) other than offices located outside the United States of certain United States financial institutions. As used herein, "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States, or any estate or trust, the income of which is subject to United States federal income taxation regardless of its source, and "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction. Purchasers of Debt Securities in bearer form will be subject to certification procedures and may be affected by certain limitations under United States tax laws. Such procedures and limitations will be described in the Prospectus Supplement relating to the offering of the Debt Securities in bearer form.

  Unless otherwise indicated in the applicable Prospectus Supplement, Debt Securities will be issued in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the Debt Securities but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Presently, the Issuer is not aware of any taxes or other governmental charges that would be payable in connection with any transfer or exchange of a Debt Security. However, such taxes or charges may be imposed in the future.

  Unless otherwise described in the Prospectus Supplement relating thereto, the principal, premium, if any, and interest, if any, of or on the Debt Securities will be payable, and transfer of the Debt Securities will be registrable, at the corporate trust office of CoreStates Bank, N.A., as Paying Agent and Security Registrar under the Indenture, in Philadelphia, Pennsylvania, provided that payments of interest may be made at the option of the Issuer by check mailed to the address appearing in the Security Register of the person in whose name such Registered Security is registered at the close of business on the Regular Record Date (Sections 305 and 307).

  Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of, premium, if any, and interest, if any, on Debt Securities in bearer form will be made payable, subject to any applicable laws and regulations, at such office outside the United States as specified in the Prospectus Supplement and as the Issuer may designate from time to time, at the option of the Holder, by check or by transfer to an account maintained by the payee with a bank located outside the United States. Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest and certain additional amounts on Debt Securities in bearer form will be made only against surrender of the coupon relating to such Interest Payment Date. No payment with respect to any Debt Security in bearer form will be made at any office or agency of the Issuer in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States.

GLOBAL SECURITIES

  The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, a depository (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing Debt Securities in definitive form represented thereby, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

  The specific terms of the depositary arrangement with respect to a series of Debt Securities and certain limitations and restrictions relating to a series of Bearer Securities, will be described in the Prospectus Supplement relating to such series.

RESTRICTIVE COVENANTS

  The Senior Indenture contains a covenant by CoreStates limiting its ability to dispose of the Voting Stock of CoreStates Capital or any Major Constituent Bank. A "Major Constituent Bank" is defined to mean any Banking Subsidiary of CoreStates whose Consolidated Banking Assets constitute 20% or more of CoreStates' Consolidated Banking Assets. Currently, CoreStates Bank and NJNB each qualify as a Major Constituent Bank. Such covenant provides that, subject to certain exceptions, so long as any of the Senior Debt Securities are outstanding, CoreStates: (a) will not, nor will it permit any Subsidiary to, sell, assign, transfer or otherwise dispose of any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of the Major Constituent Banks or CoreStates Capital, nor will CoreStates permit the Major Constituent Banks or CoreStates Capital to issue any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of the Major Constituent Banks or CoreStates Capital, unless CoreStates will own, directly or indirectly, at least 80% of the issued and outstanding Voting Stock of such Major Constituent Bank or CoreStates Capital, as the case may be, after giving effect to such transaction; or (b) will not permit CoreStates Capital or a Major Constituent Bank to either (i) merge or consolidate with or into any corporation (other than CoreStates), unless at least 80% of the surviving corporation's Voting Stock is, or upon consummation of the merger or consolidation will be, owned, directly or indirectly, by CoreStates and the Consolidated Banking Assets of CoreStates are at least equal to what they were prior to such transaction or (ii) lease, sell or transfer all or substantially all of its properties or assets to any corporation or other person (other than CoreStates), unless 80% of the Voting Stock of such corporation or other person is owned, or will be owned upon such lease, sale or transfer, directly or indirectly, by CoreStates (Section 1107).

MODIFICATION AND WAIVER

  Each Indenture provides that modifications and amendments may be made by the Issuer and the applicable Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Debt Securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby,
(a) change the stated maturity date of the principal of, or any installment of principal of or interest on, any Debt Security, (b) reduce the principal amount of, or the premium (if any) or interest (if any) on, or additional amounts, if any, in respect of, any Debt Security, (c) change the place or currency of payment of principal of, or premium (if any) or interest (if any) on, any Debt Security, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, (e) reduce the above-stated percentage of Outstanding Debt Securities of any series the consent of the Holders of which is required to modify or amend the related Indenture, (f) reduce the percentage in principal amount of Outstanding Debt Securities of any series the consent of the Holders of which is required for waiver of compliance with certain provisions of the related Indenture or for waiver of certain defaults, (g) modify (with certain exceptions) any provision of the Indentures relating to modification and amendment of such Indenture or waiver of compliance with conditions and defaults thereunder, (h) modify or affect in any manner adverse to a Holder the terms and conditions of the Guarantees, (i) with respect to the Subordinated Indenture, alter in any respect the provisions regarding subordination of the Debt Securities issued thereunder, or (j) reduce the principal amount of Original Issue Discount Securities which could be declared due and payable upon acceleration of maturity thereof (Section 1002).

  The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by CoreStates Capital or CoreStates, as the case may be, with certain restrictive provisions of the Indentures (Section 1110). The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive any past default under the applicable Indenture with respect to that series, except a default in the payment of the principal of (or premium, if any) or interest, if any, on any Debt Security of that series or in respect of a provision which under the applicable Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected (Section 613).

  Modification and amendment of either of the Indentures may be made by the Issuer and the Trustee without the consent of any Holder for any of the following purposes: (i) to evidence the succession of another corporation to the Issuer; (ii) to add to the covenants of the Issuer for the benefit of the Holders of all or any series of Debt Securities; (iii) to add Events of Default; (iv) to add or change any provisions of either of the Indentures to facilitate the issuance of Bearer Securities; (v) to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of Securities; (vi) to establish the form or terms of Debt Securities of any series and any related coupons; (vii) to provide for the acceptance of appointment by a successor Trustee; (viii) to cure any ambiguity, defect or inconsistency in the Indenture, provided such action does not adversely affect the interests of Holders of Debt Securities of any series or any related coupons in any material respect; (ix) to modify, eliminate or add to the provisions of either of the Indentures to such extent as is necessary to effect qualification under the Trust Indenture Act of 1939, as amended, or (x) to effect the assumption by CoreStates of the obligations under either of such Indentures (Section 1001).

  Consents of Holders for modifications and amendments to the Indenture must be solicited by the Company, and waivers by Holders of compliance with provisions under the Indenture must be obtained in accordance with, the terms of the applicable Indenture (Section 104). Any such modifications, amendments or waivers will be binding upon all future Holders of Debt Securities. To the extent that consents are properly obtained and all requirements for any changes, amendments or waivers are otherwise satisfied, there are no provisions in either Indenture which allow remedies to Holders who do not consent to changes or amendments to, or waivers of past defaults under, the applicable Indenture.

OUTSTANDING DEBT SECURITIES

  In determining whether the Holders of the requisite principal amount of Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under each Indenture, (i) the portion of the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding for such purposes shall be that portion of the principal amount thereof that could be declared to be due and payable pursuant to the terms of such Original Issue Discount Security as of the date of such determination, and (ii) the principal amount of a Debt Security denominated in a foreign currency or currencies shall be the U.S. dollar equivalent, determined on the settlement date therefor, of the principal amount of such Debt Security (Section 101).

ADDITIONAL PROVISIONS

  The Indentures provide that the Senior Trustee or the Subordinated Trustee, as the case may be, will be under no obligation, subject to the duty of such Trustee during a default thereunder to act with the required standard of care, to exercise any of its rights or powers under the related Indenture at the request or direction of any of the Holders, unless such Holders shall have offered such Trustee reasonable indemnity (Section 701). Subject to such provisions for indemnification of the related Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the related Trustee, or exercising any trust or power conferred on such Trustee, with respect to the Debt Securities of that series (Section 612).

  No holder of any Debt Security of any series will have the right to institute any proceeding with respect to the Indenture under which such Holder's Debt Securities were issued for any remedy thereunder, unless: (a) such Holder shall have previously given to the related Trustee written notice of a continuing Event of Default with respect to the Debt Securities of that series; (b) the Holders of no less than 25% in principal amount of the Outstanding Senior Debt Securities or Subordinated Debt Securities, as the case may be, of that series shall have made written request, and offered reasonable indemnity, to the related Trustee to institute such proceeding as Trustee; (c) the related Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Senior Debt Securities or Subordinated Debt Securities, as the case may be, of that series a direction inconsistent with such request and (d) the related Trustee shall have failed to institute such proceeding within 60 days after its receipt of such notice, request and offer of indemnity (Section 607). However, the Holder of any Debt Security will have an absolute and unconditional right to receive payment of the principal of (and premium, if any) and interest, if any, on such Debt Security on or after the due dates expressed in such Debt Security and to institute suit for the enforcement of any such payment (Section
608).

  The Issuer is required to furnish to the applicable Trustee annually a statement as to performance or fulfillment of certain of its obligations under the applicable Indenture and as to any default in such performance or fulfillment (Sections 1105 and 1106).

  The Issuer may consolidate with, merge into, or transfer substantially all of its properties to, any other corporation provided that the successor corporation assumes all obligations of the Issuer under the Debt Securities and the Guarantees, as the case may be, and provided that certain other conditions are met (Sections 901, 902, 903 and 904). In addition, CoreStates may, by supplemental indenture, assume all of the obligations of CoreStates Capital under either Indenture to pay principal of (and premium, if any) and interest on and additional amounts in respect of Debt Securities issued thereunder and to perform every covenant of such Indenture on the part of CoreStates Capital to be performed (Section 905).

REGARDING THE TRUSTEES

  CoreStates Bank maintains deposit accounts and conducts other banking transactions with both the Senior and Subordinated Trustees. In addition, the Subordinated Trustee has made available to CoreStates a line of credit for borrowings up to $40,000,000 and the Senior Trustee has made available to CoreStates a line of credit for borrowings up to $25,000,000.

                CERTAIN TERMS RELATING TO SENIOR DEBT SECURITIES

  The following description encompasses all the material terms and provisions of the Senior Debt Securities.

  The Senior Debt Securities will be direct, unsecured obligations of CoreStates Capital and will rank pari passu with all outstanding and future senior indebtedness of CoreStates Capital.

EVENTS OF DEFAULT

  The following will be Events of Default under the Senior Indenture with respect to Debt Securities of any series issued thereunder: (a) failure to pay principal of or premium, if any, on any Senior Debt Security of that series when due; (b) failure to pay any interest, if any, or any additional amounts, if any, on any Senior Debt Security of that series when due, and continuance of such default for 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Senior Debt Security of that series; (d) failure to perform any other covenant of CoreStates Capital or CoreStates in such Indenture and the related Guarantees, (other than a covenant included in the Indenture solely for the benefit of a series of Senior Debt Securities other than that series), continued for 60 days after written notice as provided in the Indenture; (e) acceleration of indebtedness in principal amount in excess of $5,000,000 for money borrowed by CoreStates Capital, CoreStates or any Major Constituent Bank under the terms of the instrument under which such indebtedness is issued or secured, if such acceleration is not annulled, or such indebtedness is not discharged, within 30 days after written notice as provide in the Indenture; (f) certain events in bankruptcy, insolvency or reorganization of CoreStates Capital, CoreStates, CoreStates Bank or any Major Constituent Bank; and (g) any other Event of Default provided with respect to Senior Debt Securities of that series (Senior Indenture, Section 601).

            CERTAIN TERMS RELATING TO SUBORDINATED DEBT SECURITIES

  The following description encompasses all the material terms and provisions of the Subordinated Debt Securities.

  The Subordinated Debt Securities will be direct, unsecured obligations of CoreStates Capital and will rank in priority of payment with outstanding and future indebtedness of CoreStates Capital as set forth below.

SUBORDINATION

  During the continuance beyond any applicable grace period of any default with respect to Senior CoreStates Capital Indebtedness, no payment of principal of and interest on the Subordinated Debt Securities shall be made by CoreStates Capital until payment in full of all principal of and premium and interest on such Senior CoreStates Capital Indebtedness. In addition, upon any distribution of assets of CoreStates Capital, upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of and interest on the Subordinated Debt Securities is to be subordinated to the extent provided in the Subordinated Indenture in right of payment to the prior payment in full of principal, premium and interest on all Senior CoreStates Capital Indebtedness. By reason of such subordination, in the event of the dissolution of CoreStates Capital, holders of Senior CoreStates Capital Indebtedness may receive more, ratably, and holders of the Subordinated Debt Securities may receive less, ratably, then the other creditors of CoreStates Capital. Such subordination will not prevent the occurrence of any Event of Default under the Subordinated Indenture (Subordinated Indenture, Article Sixteen).

  For purposes of the preceding paragraph, the term "Senior CoreStates Capital Indebtedness" means any indebtedness or other obligation of CoreStates Capital, whether outstanding at the date of execution of the First Supplemental Indenture or thereafter incurred, except indebtedness or obligations expressly subordinated in right of payment to the Subordinated Debt Securities or ranking on a parity with the Subordinated Debt Securities (Subordinated Indenture, Section 101). As of June 30, 1994, CoreStates Capital had approximately $1.7 billion of principal amount of Senior CoreStates Capital Indebtedness outstanding, excluding trade payables, guarantees and other contingent obligations of CoreStates Capital. Prior to the execution of the First Supplemental Indenture, CoreStates Capital issued indebtedness subordinated to a more narrowly defined category of senior indebtedness. As of June 30, 1994, $250 million of such indebtedness was outstanding, subordinated to approximately $1.7 billion of senior indebtedness.

EVENT OF DEFAULT

  An Event of Default will be defined under the Subordinated Indenture with respect to Subordinated Debt Securities of any series issued thereunder as certain events in bankruptcy, insolvency or reorganization of CoreStates Capital, CoreStates or any Major Constituent Bank.

  The Subordinated Indenture does not provide for any right of acceleration of the payment of the principal of a series of Subordinated Debt Securities upon a default in the payment of principal or interest or a default in the performance of any covenant or agreement in the Subordinated Debt Securities of a particular series or in the Subordinated Indenture. In the event of a default in the payment of interest or principal, the Holder of a Subordinated Debt Security (or the Subordinated Trustee on behalf of the Holders of all of the series of Subordinated Debt Securities so affected) may, subject to certain limitations and conditions, seek to enforce payment of such interest or principal.

CONVERSION

  The holders of Subordinated Debt Securities of a specified series that are convertible into Capital Securities of CoreStates ("Subordinated Convertible Debt Securities") will be entitled at certain times specified in the Prospectus Supplement relating to such Subordinated Convertible Debt Securities, subject to prior redemption, exchange, repayment or repurchase, to convert any Subordinated Convertible Debt Securities of such series into Capital Securities, at the conversion price set forth in such Prospectus Supplement, subject to adjustment and to such other terms as are set forth in such Prospectus Supplement.

EXCHANGEABILITY

  The holders of Subordinated Debt Securities of any series may be obligated at any time or at maturity to exchange them for Capital Securities of CoreStates. The terms of any such exchange and any such Capital Securities will be described in the Prospectus Supplement relating to such series of Subordinated Debt Securities. The Preferred Stock, Common Stock, and Capital Securities of CoreStates are described below under "Description of Preferred Stock," "Description of Common Stock," and "Description of Capital Securities," respectively.

                                   GUARANTEES

  The Senior Debt Securities will be unconditionally guaranteed (the "Senior Guarantees") by CoreStates as to payment of principal, premium, if any, and interest when and as the same shall become due and payable, whether at maturity or upon redemption, repayment or otherwise. The Senior Guarantees will rank pari passu with all other unsecured and unsubordinated obligations of CoreStates.

  The Subordinated Debt Securities will be unconditionally guaranteed (the "Subordinated Guarantees" and, together with the Senior Guarantees, the "Guarantees") by CoreStates, on a subordinated basis, as to payment of principal, premium, if any, and interest when and as the same shall become due and payable, whether at maturity or upon redemption, repayment or otherwise. The Subordinated Guarantees will be unsecured and will be subordinated to all outstanding and future Senior CoreStates Indebtedness to the same extent that Subordinated Debt Securities issued by CoreStates Capital are subordinated to all outstanding and future Senior CoreStates Capital Indebtedness.

  For purposes of the preceding paragraph, the term "Senior CoreStates Indebtedness" will be defined to mean any indebtedness or other obligation of CoreStates, whether outstanding at the date of execution of the First Supplemental Indenture or thereafter incurred, except indebtedness or obligations expressly subordinated in right of payment to the Subordinated Guarantees or ranking on a parity with the Subordinated Guarantees (Subordinated Indenture, Section 101). As of June 30, 1994, CoreStates had approximately $11 million principal amount of Senior CoreStates Indebtedness outstanding, excluding trade payables, guarantees and other contingent obligations of CoreStates.

  The obligations of CoreStates under the Guarantees will be unconditional regardless of the enforceability of the applicable Debt Securities or the related Indenture and will not be discharged until all obligations contained in such Debt Securities and the related Indenture are satisfied. Holders of the Debt Securities may proceed directly against CoreStates in the event of a default under the applicable Debt Securities without first proceeding against CoreStates Capital.

                         DESCRIPTION OF PREFERRED STOCK

  The following description encompasses all the material terms and provisions of the Preferred Stock. Certain other terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in the Prospectus Supplement relating to such series of the Preferred Stock. If so indicated in the Prospectus Supplement, the terms of any such series may differ from the terms set forth below. The description of certain provisions of the Preferred Stock in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Certificate of Designation relating to each series of the Preferred Stock.

GENERAL

  Under CoreStates' Articles of Incorporation, as amended (the "Articles"), the Board of Directors of CoreStates is authorized without further stockholder action to provide for the issuance of up to 10,000,000 shares of Preferred Stock in one or more series, with such voting rights, designations, preferences, qualifications, privileges, limitations, options, conversion rights and other special rights, as shall be set forth in resolutions providing for the issue thereof adopted by the Board of Directors. CoreStates does not currently have outstanding any shares of preferred Stock.

  As described under "Description of Depositary Shares," CoreStates may, at its option, elect to offer depositary shares ("Depositary Shares") evidenced by depositary receipts ("Depositary Receipts") each representing a fractional interest (to be specified in the Prospectus Supplement relating to the particular series of the Preferred Stock) in a share of the particular series of the Preferred Stock issued and deposited with a Securities Depositary (as defined below).

  The Preferred Stock will, when issued, be fully paid and non-assessable. Unless otherwise specified in the Prospectus Supplement relating to a particular series of the Preferred Stock, each series of the Preferred Stock will rank on a parity in all respects with each other series of the Preferred Stock.

  The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of the Preferred Stock will be First Chicago Trust Company of New York, New York, New York.

  The following statements are brief summaries of certain provisions that will be contained in the Certificate of Designation authorizing the issuance of a series of Preferred Stock. These statements do not purport to be complete and are qualified in their entirety by reference to such Certificate of Designation, the form of which will be filed with the Commission at or prior to the time of sale of such series of Preferred Stock, and to the Articles. The resolutions set forth in the Certificate of Designation will be adopted by the Board of Directors or a duly authorized committee thereof prior to the issuance of a series of Preferred Stock and such Certificate of Designation will be filed with the Secretary of State of the Commonwealth of Pennsylvania as soon thereafter as reasonably practicable.

DIVIDENDS

  Holders of the Preferred Stock of each series will be entitled to receive, when and as declared by the Board of Directors of CoreStates, out of assets of CoreStates legally available for payment, cash dividends at such rates and on such dates as set forth in the Prospectus Supplement relating to such series of the Preferred Stock. Dividends may or may not be cumulative as set forth in the Prospectus Supplement. Each dividend will be payable to holders of record as they appear on the stock register of CoreStates on the record dates fixed by the Board of Directors of CoreStates.

  If there shall be outstanding shares of any other series of preferred stock ranking junior to or on a parity with any series of the Preferred Stock as to dividends, no dividends shall be declared or paid or set apart for payment on any such other series for any period unless full cumulative (if applicable) dividends have been paid or declared and a sum sufficient for the payment thereof set apart for such payment on such series of the Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such dividends. If dividends on any series of the Preferred Stock and on any other series of preferred stock ranking on a parity as to dividends with such series of the Preferred Stock are not paid in full, in making any dividend payment on account of such arrears, CoreStates shall make payments ratably upon all outstanding shares of such series of the Preferred Stock and shares of such other series of preferred stock in proportion to the respective amounts of dividends, including accumulations, in arrears on such series of the Preferred Stock and on such other series of preferred stock to the date of such dividend payment. Holders of shares of any series of the Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative (if applicable) dividends on such series. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments which may be in arrears.

  Unless full cumulative (if applicable) dividends on all outstanding shares of any series of the Preferred Stock to the last preceding quarterly dividend period shall have been paid or declared and set aside for payment, no dividend (other than a dividend in Common Stock or in any other stock ranking junior to such series of the Preferred Stock as to dividends and upon liquidation) shall be declared upon the Common Stock or upon any other stock ranking junior to such series of Preferred Stock as to dividends and upon liquidation, nor shall any Common Stock or any other stock of CoreStates ranking junior to or on a parity with such series of the Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by CoreStates (except by conversion into or exchange for the stock of CoreStates ranking junior to such series of the Preferred Stock as to dividends and upon liquidation).

CONVERSION

  The Prospectus Supplement for any series of the Preferred Stock will state the terms, if any, on which shares of that series are convertible into shares of another series of Preferred Stock, Common Stock or Capital Securities (as more fully described below under "Description of Capital Securities") of CoreStates.

  For any series of Preferred Stock which is convertible, CoreStates shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Preferred Stock, Common Stock or applicable Capital Securities or shares held in its treasury or both, for the purpose of effecting the conversion of the shares of such series of Preferred Stock, the full number of shares of Preferred Stock, Common Stock or Capital Securities then deliverable upon the conversion of all outstanding shares of such series.

  No fractional shares of scrip representing fractional shares of Preferred Stock, Common Stock or Capital Securities will be issued upon the conversion of shares of any series of convertible Preferred Stock. Each holder to whom fractional shares would otherwise be issued will instead be entitled to receive, at CoreStates' election, either (a) a cash payment equal to the current market price of such holder's fractional interest or (b) a cash payment equal to such holder's proportionate interest in the net proceeds (following the deduction of applicable transaction costs) from the sale promptly by an agent, on behalf of such holders, of shares of Preferred Stock, Common Stock or Capital Securities representing the aggregate of such fractional shares.

  The holders of any series of shares of Preferred Stock at the close of business on a dividend payment record date will be entitled to receive the dividend payable on such shares (except that holders of shares called for redemption on a redemption date occurring between such record date and the dividend payment date shall not be entitled to receive such dividend on such dividend payment date but instead will receive accrued and unpaid dividends to such redemption date) on the corresponding dividend payment date notwithstanding the conversion thereof or CoreStates' default in payment of the dividend due. Except as provided above, CoreStates will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Preferred Stock, Common Stock or Capital Securities issued upon conversion.

LIQUIDATION RIGHTS

  In the event of any voluntary or involuntary dissolution, liquidation or winding-up of CoreStates, the holders of each series of the Preferred Stock will be entitled to receive out of the assets of CoreStates available for distribution to its stockholders, before any distribution of assets is made to holders of Common Stock or any other class of stock ranking junior to such series of the Preferred Stock upon liquidation, a liquidating distribution in an amount per share as set forth in the Prospectus Supplement relating to such series of the Preferred Stock plus accrued and unpaid dividends. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of such series of the Preferred Stock will have no right or claim to any of the remaining assets of CoreStates. If, upon any voluntary or involuntary dissolution, liquidation or winding-up of CoreStates, the amounts payable with respect to the Preferred Stock of any series and any other shares of stock of CoreStates ranking as to any such distribution on a parity with the Preferred Stock of such series are not paid in full, the holders of the Preferred Stock of such series and of such other shares will share ratably in any such distribution of assets in proportion to the respective amounts which would be payable in respect to the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. Neither the sale of all or substantially all of the property or business of CoreStates, nor the merger or consolidation of CoreStates into or with any other corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, of CoreStates.

REDEMPTION

  Any series of the Preferred Stock may be redeemable, in whole or in part, at the option of CoreStates, and may be subject to mandatory redemption pursuant to a sinking fund, in each case upon the terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series.

  In the event that full cumulative (if applicable) dividends on any series of the Preferred Stock have not been paid or declared and set apart for payment, such series of the Preferred Stock may not be redeemed in whole or in part and CoreStates may not purchase or acquire any shares of such series otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of such series of the Preferred Stock.

VOTING RIGHTS

  The Preferred Stock of a series shall have no voting rights except as shall be provided in the Prospectus Supplement relating thereto. As more fully described under "Description of Depositary Shares", if CoreStates elects to provide for the issuance of Depositary Shares representing fractional interests in a share of such series of the Preferred Stock, the holders of each such Depositary Share will, in effect, be entitled through the Securities Depositary to such fraction of a vote rather than a full vote.

                        DESCRIPTION OF DEPOSITARY SHARES

  The following description encompasses all the material terms and provisions of the Depositary Shares. The description in any Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts does not purport to be complete and is subject to and qualified in its entirety by reference to the Deposit Agreement and Depositary Receipts relating to each series of the Preferred Stock which will be filed with the Commission at or prior to the time of the sale of such series of the Preferred Stock.

GENERAL

  CoreStates may, at its option, elect to offer fractional interests in shares of Preferred Stock, rather than full shares of Preferred Stock. In the event such option is exercised, CoreStates will provide for the issuance by a Securities Depositary to the public of Depositary Receipts evidencing Depositary Shares, each of which will represent a fractional interest (to be set forth in the Prospectus Supplement relating to a particular series of the Preferred Stock) in a share of a particular series of the Preferred Stock as described below.

  The shares of any series of the Preferred Stock underlying the Depositary Shares will be deposited under a separate Deposit Agreement (the "Deposit Agreement") between CoreStates and a bank or trust company selected by CoreStates having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Securities Depositary"). The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Securities Depositary. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fractional interest in a share of Preferred Stock underlying such Depositary Share, to all the rights and preferences of the Preferred Stock underlying such Depositary Share (including dividend, voting, redemption, conversion and liquidation rights).

  Pending the preparation of definitive engraved Depositary Receipts, the Securities Depositary may, upon the written order of CoreStates, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at CoreStates' expense.

  Upon surrender of the Depositary Receipts at the principal office of the Securities Depositary (unless the related Depositary Shares have previously been called for redemption), the owner of the Depositary Shares evidenced thereby will be entitled to delivery at such office, to or upon his order, of the number of whole shares of Preferred Stock and any money or other property represented by such Depositary Shares. Partial shares of Preferred Stock will not be issued. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Preferred Stock to be withdrawn, the Securities Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. Holders of shares of Preferred Stock thus withdrawn will not thereafter be entitled to deposit such shares under the Deposit Agreement or to receive Depositary Shares therefor.

DIVIDENDS AND OTHER DISTRIBUTIONS

  The Securities Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the numbers of such Depositary Shares owned by such holders on the relevant record date. The Securities Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributed shall be added to and treated as part of the next sum received by the Securities Depositary for distribution to record holders of Depositary Shares.

  In the event of a distribution other than in cash, the Securities Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Securities Depositary determines that it is not feasible to make such distribution, in which case the Securities Depositary may, with the approval of CoreStates, sell such property and distribute the net proceeds from such sale to such holders.

  The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by CoreStates to holders of the Preferred Stock shall be made available to holders of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

  If a series of the Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Securities Depositary resulting from the redemption, in whole or in part, of such series of the Preferred Stock held by the Securities Depositary. The Securities Depositary shall mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be so redeemed at their respective addresses appearing in the Securities Depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. Whenever CoreStates redeems shares of Preferred Stock held by the Securities Depositary, the Securities Depositary will redeem as of the same redemption date the number of Depositary Shares relating to shares of Preferred Stock so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Securities Depositary.

  After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any money or the property to which the holders of such Depositary Shares were entitled upon such redemption upon surrender to the Securities Depositary of the Depositary Receipts evidencing such Depositary Shares.

CONVERSION

  With respect to a series of the Preferred Stock underlying the Depositary Shares that is convertible into other Preferred Stock, Common Stock or Capital Securities (as the case may be, in accordance with the terms of such series of Preferred Stock), a holder of Depositary Receipts may participate in the conversion in the manner specified in the pertinent Certificate of Designation for holders of the underlying Preferred Stock. If the Depositary Shares represented by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Depositary Receipts will be issued by the Securities Depositary for the Depositary Shares not to be converted. No fractional shares of other Preferred Stock, Common Stock or Capital Securities will be issued upon such conversion, and if such conversion would result in a fractional share being issued, an amount will be paid in cash by CoreStates equal to the value of the fractional interest as set forth in the Prospectus Supplement.

VOTING THE PREFERRED STOCK

  Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Securities Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Securities Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such holder's Depositary Shares. The Securities Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock underlying such Depositary Shares in accordance with such instructions, and CoreStates will agree to take all action which may be deemed necessary by the Depositary in order to enable the Securities Depositary to do so. The Securities Depositary will abstain from voting shares of Preferred Stock to the extent it does not receive specified instructions from the holders of Depositary Shares relating to such Preferred Stock.

TAXATION

  Owners of Depositary Shares will be treated for federal income tax purposes as if they were owners of the Preferred Stock represented by such Depositary Shares and, accordingly, will be entitled to take into account for federal income tax purposes income and deductions to which they would be entitled if they were holders of such Preferred Stock. In addition, (i) no gain or loss will be recognized for federal income tax purposes upon the withdrawal of Preferred Stock in exchange for Depositary Shares as provided in the Deposit Agreement, (ii) the tax basis of each share of Preferred Stock to an exchanging owner of Depositary Shares will, upon such exchange, be the same as the aggregate tax basis of the Depositary Shares exchanged therefor and (iii) the holding period of shares of the Preferred Stock in the hands of an exchanging owner of Depositary Shares who held such Depositary Shares as a capital asset at the time of the exchange thereof for Preferred Stock will include the period during which such person owned such Depositary Shares.

AMENDMENT AND TERMINATION OF THE DEPOSITARY AGREEMENT

  The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between CoreStates and the Securities Depositary. However, any amendment which materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless such amendment has been approved by the record holders of at least a majority of the Depositary Shares then outstanding. A Deposit Agreement may be terminated by CoreStates or the Securities Depositary only if (i) all outstanding Depositary Shares relating thereto have been redeemed or, if applicable, converted into other Preferred Stock, Common Stock or Capital Securities or (ii) there has been a final distribution in respect of the Preferred Stock of the relevant series in connection with any liquidation, dissolution or winding-up of CoreStates and such distribution has been distributed to the holders of the related Depositary Shares.

CHANGES OF SECURITIES DEPOSITARY

  CoreStates will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary agreements. CoreStates will pay charges of the Securities Depositary in connection with the initial deposit of the Preferred Stock and any redemption of the Preferred Stock. Holders of Depositary Shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

MISCELLANEOUS

  The Securities Depositary will forward to the holders of Depositary Shares all reports and communications from CoreStates which are delivered to the Securities Depositary and which CoreStates is required to furnish to the holders of the Preferred Stock.

  Neither the Securities Depositary nor CoreStates will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of CoreStates and the Securities Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF SECURITIES DEPOSITARY

  The Securities Depositary may resign at any time by delivering to CoreStates notice of its election to do so, and CoreStates may at any time remove the Securities Depositary, any such resignation or removal to take effect upon the appointment of a successor Securities Depositary and its acceptance of such appointment. Such successor Securities Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                          DESCRIPTION OF COMMON STOCK

  The following description encompasses all the material terms and provisions of CoreStates Common Stock. These and certain other terms of the Common Stock will be described more fully in a Prospectus Supplement at the time such Common Stock is issued.

GENERAL

  Under CoreStates' Articles of Incorporation, as amended (the "Articles"), the Board of Directors of CoreStates is authorized to issue up to 200,000,000 shares of Common Stock, par value $1.00 per share. As of June 30, 1994, 141,328,898 shares of Common Stock were outstanding.

  The transfer agent, registrar, and dividend disbursing agent for shares of Common Stock is First Chicago Trust Company of New York, New York.

  Dividend Rights. The holders of CoreStates Common Stock are entitled to share ratably in dividends out of funds legally available therefor, when and as declared by CoreStates' Board of Directors, after full cumulative dividends on all shares of Preferred Stock, and any other class or series of preferred stock ranking superior as to dividends to CoreStates Common Stock, have been paid or declared and funds sufficient for the payment thereof set apart. (See "Description of Preferred Stock--Dividends").

  Voting Rights. Each holder of CoreStates Common Stock has one vote on matters presented for consideration by the shareholders for each share held. There are no cumulative voting rights in the election of directors. All issued and outstanding shares of CoreStates Common Stock are fully paid and non-assessable. In certain circumstances, issued and outstanding Preferred Stock or any other class or series of preferred stock issued by CoreStates may affect voting rights of CoreStates Common Stock. At the date hereof, there are no shares of Preferred Stock or any other class or series of preferred stock issued by CoreStates outstanding.

  Size and Classification of Board of Directors. CoreStates' Articles of Incorporation provide for a classified Board of Directors, consisting of three substantially equal classes of directors, each serving for a three-year term, with the term of each class of directors ending in successive years. The Board of Directors currently consists of 18 members. Classification of the Board of Directors may have the effect of decreasing the number of directors that could otherwise be elected at a given annual meeting by anyone who obtains a controlling interest in CoreStates Common Stock and thereby could impede a change in control of CoreStates.

  Preemptive Rights. The holders of CoreStates Common Stock have no preemptive rights to acquire any new or additional unissued shares or treasury shares of CoreStates capital stock.

  Liquidation Rights. In the event of a liquidation, dissolution or winding up of CoreStates, whether voluntary or involuntary, the holders of CoreStates Common Stock will be entitled to share ratably in any of CoreStates' assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences on any outstanding preferred stock.

  Assessment and Redemption. CoreStates Common Stock will be, when issued, fully paid and nonassessable. CoreStates Common Stock does not have any redemption provisions.

                       DESCRIPTION OF CAPITAL SECURITIES

  A Prospectus Supplement may provide that Capital Securities will be issuable in exchange for or upon conversion of Subordinated Debt Securities or Preferred Stock of any series, "Capital Securities" may consist of common stock, perpetual preferred stock or, if permitted by CoreStates' primary federal banking regulator (currently the Board of Governors of the Federal Reserve System), other securities of CoreStates. The Prospectus Supplement relating to Subordinated Debt Securities or Preferred Stock which is exchangeable for or convertible into Capital Securities will contain a description of the Capital Securities.

                       DESCRIPTION OF SECURITIES WARRANTS

  The following description encompasses all the material terms and provisions of the Securities Warrants.

  CoreStates Capital may issue Securities Warrants for the purchase of Debt Securities. Securities Warrants may be issued independently or together with Debt Securities offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities.

  The Securities Warrants are to be issued under Warrant Agreements to be entered into between CoreStates Capital and a bank or trust company, as Warrant Agent, all as set forth in the Prospectus Supplement relating to the particular issue of Warrants. The Warrant Agent will act solely as an agent of CoreStates Capital in connection with the Warrant Certificates and will not assume any obligation or relationship of agency or trust for or with any holders of Warrant Certificates or beneficial owners of Warrants. Copies of the forms of Warrant Agreements, including the forms of Warrant Certificates representing the Securities Warrants, will be filed as exhibits to the Registration Statement to which this Prospectus pertains. The following summaries of certain provisions of the forms of Warrant Agreement and Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreements and the Warrant Certificates.

GENERAL

  If Securities Warrants are offered, the applicable Prospectus Supplement will describe the terms of the Securities Warrants, including the following: (1) the offering price; (2) the designation, aggregate principal amount, priority of payment and terms of the Debt Securities purchasable upon exercise of the Securities Warrants; (3) if applicable, the designation and terms of the Debt Securities with which the Securities Warrants are issued and the number of Securities Warrants issued with each such Debt Security; (4) if applicable, the date on and after which the Securities Warrants and the related Debt Securities will be separately transferable; (5) the principal amount of Debt Securities purchasable upon exercise of one Securities Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (6) the date on which the right to exercise the Securities Warrants shall commence and the date on which such right shall expire (the "Expiration Date"); (7) a discussion of certain federal income tax consequences of holding or exercising Securities Warrants; (8) whether the Securities Warrants represented by the Warrant Certificates will be issued in registered or bearer form and, if registered, where they may be registered and transferred; and (9) any other terms of the Securities Warrants (which shall not be inconsistent with the provisions of the applicable Warrant Agreement).

  Warrant Certificates may be exchanged for new Warrant Certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of their Securities Warrants, holders of Securities Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise.

EXERCISE OF SECURITIES WARRANTS

  Each Securities Warrant will entitle the holder to purchase such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or calculated from, the Prospectus Supplement relating to the Securities Warrants. Securities Warrants may be exercised at any time up to 5:00 P.M. Philadelphia time on the Expiration Date set forth in the Prospectus Supplement relating to such Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Issuer), unexercised Securities Warrants will become void.

  Securities Warrants may be exercised by delivery of payment to the Warrant Agent as provided in the applicable Prospectus Supplement of the amount required to purchase the Debt Securities purchasable upon such exercise together with certain information set forth on the reverse side of the Warrant Certificate. Securities Warrants will be deemed to have been exercised upon receipt of the exercise price, subject to the receipt, within five business days, of the Warrant Certificate evidencing such Warrants. Upon receipt of such payment and the Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement, CoreStates Capital will, as soon as practicable, issue and deliver the Debt Securities purchasable upon such exercise. If fewer than all of the Warrants represented by such Warrant Certificates are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants.

                              PLAN OF DISTRIBUTION

  The Issuer may sell Offered Securities to or through underwriters, dealers and also may sell Offered Securities directly to other purchasers or through agents or dealers which may be affiliates.

  The distribution of Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each Prospectus Supplement will describe the method of distribution of the Offered Securities. Certain restrictions relating to distribution of Offered Securities in connection with an International Offering will be set forth in the applicable Prospectus Supplement.

  In connection with the sale of Offered Securities, underwriters or agents acting on the Issuer's behalf may receive compensation from the Issuer or from purchasers of Offered Securities for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriters, dealers and agents that participate in the distribution of Offered Securities may be deemed to be underwriters under the Act and any discounts or commissions received by them and any profit on the resale of Offered Securities by them may be deemed to be underwriting discounts and commissions under the Act. Any such underwriter will be identified and any such compensation will be described in the applicable Prospectus Supplement.

  Under agreements which may be entered into by the Issuer, underwriters, dealers and agents who participate in the distribution of Offered Securities may be entitled to indemnification by the Issuer against certain liabilities, including liabilities under the Act.

  If so indicated in the applicable Prospectus Supplement, the Issuer will authorize underwriters or other persons acting as the Issuer's agents to solicit offers by certain institutions to purchase Debt Securities, Preferred Stock, Depository Shares or Securities Warrants from the Issuer pursuant to delayed delivery contracts providing for payment and delivery on a future date or dates stated in the applicable Prospectus Supplement. Each such contract will be for an amount not less than, and the aggregate amount of such securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Issuer. The obligations of any purchaser under any such contract will not be subject to any condition except that (1) the purchase of the Debt Securities, Preferred Stock, Depository Shares or Securities Warrants shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and (2) if the Debt Securities, Preferred Stock, Depository Shares or Securities Warrants are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such Debt Securities, Preferred Stock, Depository Shares or Securities Warrants not sold for delayed delivery. The underwriters and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

  Certain of the underwriters, dealers or agents may be customers of, including borrowers from, engage in transactions with, and perform services for, the Issuer or one or more of its affiliates in the ordinary course of business.

  Except as otherwise indicated in the applicable Prospectus Supplement and except for Offered Securities consisting of Common Stock that is listed on a securities exchange, no secondary market presently exists for the Offered Securities. Underwriters, dealers or agents may make a market in the Offered Securities, but are under no obligation to do so. Therefore, no assurance can be given that a secondary market for the Offered Securities will develop.

                                 LEGAL OPINIONS

  The validity of the Offered Securities will be passed upon for CoreStates by David J. Martin, Esq., Executive Vice President and Chief Counsel of CoreStates. At June 30, 1994 Mr. Martin was the beneficial owner of 11,191 shares of Common Stock and of options covering an additional 52,736 shares of such Common Stock. Unless otherwise indicated in the Prospectus Supplement relating thereto, certain legal matters with respect to the Offered Securities will be passed upon for the underwriters, dealers or agents by Brown & Wood, who will rely upon the opinion of Mr. Martin as to matters of Pennsylvania law.

                                    EXPERTS

CORESTATES

  The consolidated financial statements of CoreStates for the year ended December 31, 1993 (restated to include Constellation Bancorp which was acquired on March 16, 1994 and Independence Bancorp, Inc. which was acquired on June 27,
1994), included in CoreStates' Form 8-K dated August 22, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference, whose opinion is based in part on the reports of KPMG Peat Marwick LLP and Coopers & Lybrand LLP, independent auditors. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to a restatement of the 1993 financial statement to remove certain merger related charges and a change in accounting for postretirement benefits, other than pensions, income taxes and certain investments in debt and equity securities in 1993. The report of Coopers & Lybrand LLP includes an explanatory paragraph related to a change in the method of accounting for investments in 1993.

GERMANTOWN

  The consolidated financial statements of Germantown for the year ended December 31, 1993 incorporated in this Prospectus by reference from the CoreStates' Current Report on Form 8-K dated April 29, 1994, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has so been incorporated in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

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 NO DEALER, SALESMAN, OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IN CON-NECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT (INCLUDING THE PRICING SUPPLEMENT) AND THE ACCOMPANYING PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHO-RIZED BY THE ISSUER OR THE AGENTS. THIS PROSPECTUS SUPPLEMENT (INCLUDING THE PRICING SUPPLEMENT) AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUP-PLEMENT (INCLUDING THE PRICING SUPPLEMENT) AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT (INCLUDING THE PRICING SUPPLEMENT) OR THE ACCOMPANYING PROSPECTUS OR IN THE AFFAIRS OF THE ISSUER OR THE GUARANTOR SINCE THE DATE HEREOF.

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                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
                             PROSPECTUS SUPPLEMENT
Description of Notes......................................................  S-2
Plan of Distribution...................................................... S-14
                                  PROSPECTUS
Available Information.....................................................    2
Incorporation of Certain Documents by Reference...........................    2
CoreStates Financial Corp.................................................    3
CoreStates Capital Corp...................................................    4
Certain Legal and Regulatory Considerations...............................    4
Use of Proceeds...........................................................    6
CoreStates Financial Corp Consolidated Selected Historical Financial
 Information..............................................................    7
Description of Debt Securities............................................   11
Certain Terms Relating to Senior Debt Securities..........................   17
Certain Terms Relating to Subordinated Debt Securities....................   18
Guarantees................................................................   19
Description of Preferred Stock............................................   19
Description of Depositary Shares..........................................   22
Description of Common Stock...............................................   25
Description of Capital Securities.........................................   26
Description of Securities Warrants........................................   26
Plan of Distribution......................................................   27
Legal Opinions............................................................   28
Experts...................................................................   29

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                                $1,000,000,000

                       [LOGO OF CORSTATES APPEARS HERE]

                            CORESTATES CAPITAL CORP

                              SENIOR/SUBORDINATED

                               MEDIUM-TERM NOTES

                            DUE NINE MONTHS OR MORE

                              FROM DATE OF ISSUE

                          UNCONDITIONALLY GUARANTEED

                          AS TO PAYMENT OF PRINCIPAL,

                       PREMIUM, IF ANY, AND INTEREST BY

                           CORESTATES FINANCIAL CORP

                            ----------------------

                             PROSPECTUS SUPPLEMENT

                            ----------------------

                              MERRILL LYNCH & CO.

                                CS FIRST BOSTON

                             GOLDMAN, SACHS & CO.

                                LEHMAN BROTHERS

                          J.P. MORGAN SECURITIES INC.

                               SMITH BARNEY INC.


                                 ------------

                              AUGUST  , 1994

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                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following is an estimate of the expenses which will be incurred in connection with the issuance and distribution of the securities, being registered:

      Registration Fee................................................. $335,359
      Printing and Engraving...........................................   25,000
      Rating Agency Fees...............................................  100,000
      Accounting Fees..................................................   50,000
      Blue Sky and Legal Investment Fees and Expenses..................   20,000
      Miscellaneous....................................................   75,000
                                                                        --------
          Total........................................................  605,359

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 1741 et seq. of the Pennsylvania Business Corporation Law provide that a business corporation may indemnify directors and officers against liabilities they may incur in such capacities provided certain standards are met, including good faith and the reasonable belief that the particular action is in, or not opposed to, the best interest of the corporation. In general, this power to indemnify does not exist in the case of actions against a director or officer by or in the right of the corporation if the person entitled to indemnification shall have been adjudged to be liable for negligence or misconduct in the performance of the person's duties. However,
Section 1746 provides that the other sections of the law are not exclusive and that further indemnification may be provided by by-law, agreement or otherwise except where the act or failure to act giving rise to a claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The corporation is required to indemnify directors and officers against expenses they may incur in defending action against them in such capacities if they are successful on the merits or otherwise in the defense of such action.

  The by-laws of CoreStates Financial Corp provide for the mandatory indemnification of directors and officers to the full extent permitted by law. CoreStates has purchased director's and officers' liability insurance covering certain liabilities which may be incurred by its officers and directors in connection with the performance of their duties.

  See Item 17 herein for the undertaking with respect to indemnification.

ITEM 16. LIST OF EXHIBITS

  The following exhibits are filed herewith as part of this Registration
Statement:

  1(a) (8) Form of Underwriting Agreement.
  1(b) (8) Form of Distribution Agreement.
  2(a) (1) The Agreement and Plan of Reorganization between First Pennsylvania
           Corporation and CoreStates Financial Corp dated as of September 18,
           1989, as amended and restated as of October 24, 1989.
  2(b) (8) Agreement and Plan of Reorganization between First Peoples Financial
           Corporation and CoreStates Financial Corp dated as of February 13,
           1992.
  2(c) (2) Amended & Restated Agreement & Plan of Merger dated as of the 2nd
           Day of August, 1993 by and between CoreStates Financial Corp and
           Constellation Bancorp.

 2(d) (3)  Agreement and Plan of Merger dated as of November 19, 1993 by and between CoreStates
           Financial Corp and Independence Bancorp, Inc.
 2(e)      Agreement and Plan of Merger by and between CoreStates Financial Corp and Germantown
           Savings Bank dated March 7, 1994
 3(a) (4)  Articles of Incorporation of CoreStates Financial Corp as amended through May 3, 1993
 3(b) (4)  By-laws of CoreStates Financial Corp as amended through April 20, 1993
 4(a) (5)  Trust Indenture dated as of December 1, 1990 among CoreStates, CoreStates Capital and
           NationBank of Georgia, National Association, as successor to Wachovia Bank of
           Georgia, N.A. (formerly the First National Bank of Atlanta, N.A.)
 4(b) (5)  Trust Indenture dated as of December 1, 1990 among CoreStates, CoreStates Capital and
           Bank One, Columbus, N.A.
 4(c) (6)  First Supplemental Indenture dated as of March 1, 1993, among CoreStates, CoreStates
           Capital, and Bank One, Columbus, N.A.
 4(d) (8)  Form of Medium-Term Note (Senior Fixed Rate)
 4(e) (8)  Form of Medium-Term Note (Senior Floating Rate)
 4(f) (8)  Form of Medium-Term Note (Subordinated Fixed Rate)
 4(g) (8)  Form of Medium-Term Note (Subordinated Floating Rate)
 4(h)      Form of Warrant.*
 4(i)      Form of Warrant Agreement.*
 4(j)      Form of Certificate of Designation of $        Preferred Stock.*
 4(k)      Form of $        Preferred Stock.*
 4(l)      Form of Common Stock.*
 4(m)      Deposit Agreement.*
 4(n)      Form of Depositary Receipt.*
 4(o)      Form of Second Supplemental Indenture dated as of August 1, 1994 between CoreStates,
           CoreStates Capital, Bank One, Columbus, N.A. and Citibank, N.A.*
 5(a)      Opinion and consent of David J. Martin, Esq. as to the validity of the Common Stock,
           Preferred Stock, Capital Securities, Debt Securities, the related Guarantees and the
           Warrants being registered.
12(a) (7)  Computation of Ratio of Earnings to Fixed Charges (Combined CoreStates and CoreStates
           Capital).
12(b) (7)  Computation of Ratio of Earnings from Continuing Operations to Fixed Charges of
           Continuing Operations (Consolidated).
23(a)*     Consent of Ernst & Young LLP
23(b)*     Consent of KPMG Peat Marwick LLP
23(c)*     Consent of Coopers & Lybrand LLP
23(d)*     Consent of Deloitte & Touche LLP
23(e)      Consent of David J. Martin, Esq. (included in Exhibit 5(a)).
25(a)      Powers of Attorney (See signature pages).

26(a)(8)  Form T-1 Statement of Eligibility & Qualification under the Trust Indenture Act of 1939 of NationsBank of Georgia, National Association.
26(b)(8)  Form T-1 Statement of Eligibility & Qualification under the Trust Indenture Act of 1939 of Citibank, N.A.

- --------
 (1) Incorporated by reference from Appendix I to the Proxy Statement included in Part I of Registration Statement on Form S-4 (File No. 33-31896) as filed with the Securities and Exchange Commission under the Securities Act of 1933 on November 1, 1989.
 (2) Incorporated by reference from Appendix I to the Proxy Statement included in Part I of Registration Statement on Form S-4 (File No. 33-51429) as filed with the Securities and Exchange Commission under the Securities Act of 1933 on December 13, 1993.
 (3) Incorporated by reference from Exhibit 2-2 to CoreStates Financial Corp's Annual Report on Form 10-K for the year ended December 31, 1993.
 (4) Exhibits 3(a) & 3(b) incorporated by reference from Exhibits 3(a) & 3(b), respectively to CoreStates Financial Corp Current Report on Form 8-K dated October 21, 1993.
 (5) Exhibits 4(a) and 4(b) are incorporated by reference from Exhibits 4.1 and 4.2, respectively, to CoreStates Financial Corp Current Report on Form 8-K dated January 29, 1991.
 (6) Incorporated by reference from Exhibit 4 to CoreStates Financial Corp Current Report on Form 8-K dated April 20, 1993, as amended.
 (7) Exhibits 12(a) & 12(b) are incorporated by reference from Exhibits 12.2 and 12.1, respectively, to CoreStates Financial Corp Current Report on Form 10-Q dated May 13, 1994.

 (8) Exhibits 1(a), 1(b), 2(b), 2(e), 4(d), 4(e), 4(f) and 4(g) are
     incorporated by reference from Exhibits 1(a), 2(b), 2(e), 4(d), 4(e), 4(f) and 4(g) to CoreStates Financial Corp Registration Statement on Form S-3 (File No. 33-54049) as filed with the Securities and Exchange Commission on June 9, 1994.
*  To be filed by amendment.

ITEM 17. UNDERTAKINGS.

  The Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  Provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Issuer pursuant to
  Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That for purposes of determining any liability under the Securities Act of 1933, each filing of CoreStates' Annual Report pursuant to Section 13(a) or 15(d) of the Securities Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Issuer pursuant to the foregoing provisions or otherwise, the Issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Issuer of expenses incurred or paid by a director, officer or controlling person of the Issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Issuer will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (6)(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

       (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THESE REGISTRATION STATEMENTS TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF PHILADELPHIA, AND COMMONWEALTH OF PENNSYLVANIA, ON THIS 22ND DAY OF AUGUST, 1994.

                                          CoreStates Capital Corp

                                                  /s/ Terrence A. Larsen
                                          By: _________________________________
                                                    TERRENCE A. LARSEN
                                                CHAIRMAN OF THE BOARD AND
                                                 CHIEF EXECUTIVE OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THESE REGISTRATION STATEMENTS HAVE BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURES                       CAPACITY               DATE
             ----------                       --------               ----


    /s/ Terrence A. Larsen*             Director, Chairman     August 22, 1994
- -------------------------------------    of the Board, and
         TERRENCE A. LARSEN              Chief Executive
                                         Officer (principal
                                         executive officer)


         /s/ David C. Carney            Director, President
- -------------------------------------    and Chief Financial
           DAVID C. CARNEY               Officer (principal    August 22, 1994
                                         financial officer)


    /s/ George J. Karklins*             Director, Vice         August 22, 1994
- -------------------------------------    President and
         GEORGE J. KARKLINS              Treasurer
                                         (principal
                                         accounting officer)


    /s/ Carol A. Leisenring*            Director and Vice      August 22, 1994
- -------------------------------------    President
         CAROL A. LEISENRING


      */s/ David C. Carney              Attorney-in-fact
- -------------------------------------

        DAVID C. CARNEY

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THESE REGISTRATION STATEMENTS TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF PHILADELPHIA, AND COMMONWEALTH OF PENNSYLVANIA, ON THIS 22ND DAY OF AUGUST, 1994.

                                          CoreStates Financial Corp

                                                  /s/ Terrence A. Larsen
                                          By___________________________________
                                                    TERRENCE A. LARSEN

                                              CHAIRMAN OF THE BOARD AND CHIEF
                                                  EXECUTIVE OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THESE REGISTRATION STATEMENTS HAVE BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURES                       CAPACITY               DATE
             ----------                       --------               ----


    /s/ Terrence A. Larsen*             Director, Chairman     August 22, 1994
- -------------------------------------    of the Board,
         TERRENCE A. LARSEN              President and Chief
                                         Executive Officer
                                         (principal
                                         executive officer)



         /s/ David C. Carney            Chief Financial
- -------------------------------------    Officer (principal    August 22, 1994
           DAVID C. CARNEY               financial officer)


     /s/ Albert W. Mandia*              Executive Vice         August 22, 1994
- -------------------------------------    President
          ALBERT W. MANDIA               (principal
                                         accounting officer)



     /s/ George A. Butler*              Director               August 22, 1994
- -------------------------------------
          GEORGE A. BUTLER


    /s/ Robert H. Campbell*             Director               August 22, 1994
- -------------------------------------
         ROBERT H. CAMPBELL

             SIGNATURES                       CAPACITY               DATE
             ----------                       --------               ----


     /s/ Nelson G. Harris*              Director               August 22, 1994
- -------------------------------------
          NELSON G. HARRIS


     /s/ Carlton E. Hughes*             Director               August 22, 1994
- -------------------------------------
          CARLTON E. HUGHES

                                        Director
- -------------------------------------
         SHIRLEY A. JACKSON


      /s/ Ernest E. Jones*              Director               August 22, 1994
- -------------------------------------
           ERNEST E. JONES


      /s/ Herbert Lotman*               Director               August 22, 1994
- -------------------------------------
           HERBERT LOTMAN


    /s/ Patricia A. McFate*             Director               August 22, 1994
- -------------------------------------
         PATRICIA A. MCFATE


      /s/ John A. Miller*               Director               August 22, 1994
- -------------------------------------
           JOHN A. MILLER


    /s/ Marlin Miller, Jr.*             Director               August 22, 1994
- -------------------------------------
         MARLIN MILLER, JR.


   /s/ Stephanie W. Naidoff*            Director               August 22, 1994
- -------------------------------------
        STEPHANIE W. NAIDOFF


  /s/ Seymour S. Preston, III*          Director               August 22, 1994
- -------------------------------------
       SEYMOUR S. PRESTON, III


     /s/ James M. Seabrook*             Director               August 22, 1994
- -------------------------------------
          JAMES M. SEABROOK


     /s/ J. Lawrence Shane*             Director               August 22, 1994
- -------------------------------------
          J. LAWRENCE SHANE

                                        Director
- -------------------------------------
          RAYMOND W. SMITH


    /s/ Harold A. Sorgenti *            Director               August 22, 1994
- -------------------------------------
         HAROLD A. SORGENTI


   /s/ Peter S. Strawbridge*            Director               August 22, 1994
- -------------------------------------
        PETER S. STRAWBRIDGE


      */s/ David C. Carney              Attorney-in-fact
- -------------------------------------

        DAVID C. CARNEY

                                 EXHIBIT INDEX

 EXHIBIT                                                                  PAGE
 -------                                                                  ----
  5(a)   Opinion & Consent of David J. Martin, Esq. as to the validity of the Common Stock, Preferred Stock, Capital Securities, Debt
         Securities, the related Guarantees and the Warrants being
         registered.
 23(e)   Consent of David J. Martin, Esq. (included in Exhibit 5(a)).